Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER,

dated as of August 18, 2014,

among

VantaCore Partners LP,

as the Partnership,

VantaCore LLC,

as the General Partner

VantaCore LLC; TCP VantaCore SPV, LLC; Kayne Anderson Energy Development Company; Corridor Private Holdings, Inc.; and Hartz Alternative Investments, LLC

as the Holders,

Natural Resource Partners L.P.,

as NRP,

NRP (Operating) LLC,

as Parent,

Rubble Merger Sub, LLC,

as Merger Subsidiary

and

THE HOLDER REPRESENTATIVE

(as defined herein)

i

SECTION 14.11. Survival	73
SECTION 14.12. Release of Information	73
SECTION 14.13. Disclosure Schedules	73
SECTION 14.14. Certain Rules of Construction	74
SECTION 14.15. Waiver of Conflicts	74
SECTION 14.16. Counterparts	74

Exhibits:

Exhibit A	Form of Certificate of Merger
Exhibit B	Working Capital Adjustment Principles
Exhibit C	Merger Consideration
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Written Unitholder Consent

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2014 (this “Agreement”), is entered into by and among VantaCore Partners LP, a Delaware limited partnership (the “Partnership”); VantaCore LLC, a Delaware limited liability company (the “General Partner”); TCP VantaCore SPV, LLC (“TCP”), Kayne Anderson Energy Development Company (“Kayne”), Corridor Private Holdings, Inc.. (“Corridor”), and Hartz Alternative Investments, LLC (“Hartz,” and together with the General Partner, TCP, Kayne, and Corridor, the “LP Holders”); TCP (as a member in the General Partner, the “GP Holder”, and the LP Holders, and GP Holder together being the “Holders”); Natural Resource Partners L.P., a Delaware limited partnership (“NRP”); NRP (Operating) LLC, a Delaware limited liability company and a wholly owned subsidiary of NRP (“Parent”); Rubble Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Subsidiary”); and TCP, in its capacity as Holder Representative (as hereinafter defined).

WHEREAS, the Partnership, through the Operating Companies (as defined below) owns and operates (i) an asphalt business, (ii) crushed stone quarries and a marine shipping terminal, and (iii) a sand and gravel dredging business (collectively, the “Business”);

WHEREAS, the Parent has conducted a due diligence review and examination of the businesses, operations, prospects, properties, assets, liabilities, financial condition and results of operations of the Partnership and the General Partner;

WHEREAS, the outstanding Equity Interests of the Partnership are comprised of the Common Units, Preferred Units, Subordinated Units, General Partner Units and Incentive Distribution Rights (collectively, the “Partnership Interests”);

WHEREAS, the outstanding Equity Interests of the General Partner are comprised of the Membership Interests;

WHEREAS, Section 5.11 of the GP LLC Agreement provides that in the event of a sale of the Partnership approved in accordance with the Partnership Agreement and the Voting Agreement, the members of the General Partner shall, at the request of the board of directors of the General Partner by Special Board Approval, agree to sell 100% of the issued and outstanding Membership Interests;

WHEREAS, the General Partner has determined with Special Board Approval to consent to the Merger in accordance with the Partnership Agreement and the Voting Agreement;

WHEREAS, the LP Holders own Units comprising a Unit Majority (as defined below) and have sufficient voting power to approve and cause the Partnership to consummate the Merger (as defined below) and the other transactions contemplated hereby (the “Unitholder Approval”);

WHEREAS, it is anticipated that the LP Holders will execute and deliver a written consent in the form attached as Exhibit E hereto (the “Written Unitholder Consent”) immediately following the execution and delivery of this Agreement by the Parties;

WHEREAS, the General Partner, on behalf of itself and on behalf of the Partnership and upon the terms and subject to the conditions set forth herein, has (i) determined to effect the merger (the “Merger”) of the Partnership and the General Partner with and into the Merger Subsidiary; and (ii) approved this Agreement and the transactions contemplated herein, including the Merger, in accordance with the Delaware Revised Uniform Limited Partnership Act (the “Act”), the Delaware Limited Liability Company Act (the “DLLCA”), the Partnership Agreement and the GP LLC Agreement;

WHEREAS, the Parent owns all outstanding limited liability company interests in the Merger Subsidiary;

WHEREAS, the board of directors of GP Natural Resource Partners LLC (“NRP GP LLC”), a Delaware limited liability company and the general partner of NRP (GP) LP (“NRP GP”), a Delaware limited partnership and the general partner of NRP, for and on behalf of NRP, in its individual capacity and in its capacity as the sole member of the Parent, in its individual capacity and in its capacity as the sole member of Merger Subsidiary, have approved this Agreement and have determined that it is advisable and in the best interests of NRP, the Parent and Merger Subsidiary to effect the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms used herein without definition have the respective meanings set forth in Article XIII.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the Act and the DLLCA, at the Applicable Time, the Partnership and the General Partner shall be merged with and into the Merger Subsidiary, and the separate existence of the Partnership and the General Partner shall thereupon cease. The Merger Subsidiary shall be the surviving entity (the “Surviving Entity”) in the Merger and shall continue its limited liability company existence under the laws of the State of Delaware. All references herein to the Merger Subsidiary in respect of actions or omissions to occur after the Applicable Time shall be deemed to refer to the Surviving Entity.

SECTION 1.2. Applicable Time. The Merger shall be effected through the filing of a certificate of merger (the “Certificate of Merger”), in substantially the form of Exhibit A hereto, with the Secretary of State of the State of Delaware as provided in the Act and the DLLCA. The Merger shall be effective upon the later of (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (ii) at such later time as may be specified in the Certificate of Merger in accordance with applicable Law (the “Applicable Time”).

SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Act and the DLLCA.

SECTION 1.4. Organizational Documents. As of the Applicable Time, (a) the certificate of formation of Merger Subsidiary, as in effect immediately prior to the Applicable Time, shall be the certificate of formation of the Surviving Entity unless and until thereafter amended and (b) the limited liability company agreement of Merger Subsidiary, as in effect immediately prior to the Applicable Time, shall be the limited liability company agreement of the Surviving Entity unless and until thereafter amended.

SECTION 1.5. Conversion. At the Applicable Time, by virtue of the Merger and without any action on the part of any holder of Partnership Interests or Membership Interests:

(a) each outstanding Common Unit, Preferred Unit, General Partner Unit and Membership Interest as of immediately prior to the Applicable Time (other than the Cancelled Interests) shall be converted automatically into and shall represent the right to receive the Merger Consideration in the amounts described in Section 2.2, which shall be paid at such times and in accordance with such procedures as set forth herein, and, as of the Applicable Time, all such outstanding Common Units, Preferred Units, General Partner Units and Membership Interests shall no longer be outstanding and shall automatically be canceled and retired and cease to exist;

(b) each outstanding Subordinated Unit and Incentive Distribution Right, and any Units acquired by Parent or Merger Subsidiary pursuant to the Rollover Agreement (the “Cancelled Interests”) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement; and

(c) each limited liability company interest in the Merger Subsidiary outstanding immediately prior to the Applicable Time shall continue as a limited liability company interest in the Surviving Entity shown as owned by the Parent in the limited liability company agreement of the Surviving Entity (which will constitute all outstanding limited liability company interests in the Surviving Entity as of the Applicable Time).

ARTICLE II

MERGER CONSIDERATION

SECTION 2.1. Calculation of Merger Consideration.

(a) Merger Consideration. The aggregate amount of Cash Consideration and Rollover Consideration (together, the “Merger Consideration”) to be paid by NRP and the Parent in respect of the Merger shall be $205,000,000 (the “Base Consideration”), as such amount is increased or decreased (as the case may be) pursuant to Section 2.1(b) and 2.1(c).

(b) Closing Adjustment

(i) No later than three Business Days before the Closing Date, the Partnership will deliver to the Parent (A) an estimated unaudited consolidated balance sheet of the Partnership at and as of 11:59 P.M. on the day immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”), (B) a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the amount of the Closing Cash, any Closing Working Capital Surplus or Closing Working Capital Deficiency, the Closing Indebtedness and the Transaction Expenses and (C) an updated version of Exhibit C reflecting the Rollover Consideration and Cash Consideration payable in accordance with the Estimated Closing Statement (“Updated Exhibit C”). The Estimated Closing Balance Sheet and the Estimated Closing Statement will be prepared by the Partnership in accordance with GAAP and this Agreement applied on a basis consistent with past practice and the principles used in preparation of the Latest Balance Sheet (without giving effect to the transactions contemplated herein). The Parent and its Representatives, including the Parent’s independent accountants, will be entitled to review all work papers of the Partnership and its Representatives, including its independent accountants, prepared or reviewed in connection with the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, as well as access to the books and records and personnel of the Partnership as the Parent may reasonably request for the purpose of reviewing the Estimated Closing Balance Sheet and the Estimated Closing Statement. If the Parent disputes the Estimated Closing Balance Sheet, the Estimated Closing Statement (or any portion thereof) or the Updated Exhibit C prior to the Closing, then the Parent, the Partnership, and the Holder Representative will negotiate in good faith to resolve any such dispute at or prior to Closing.

(ii) The “Closing Adjustment Amount” shall be an amount equal to (A) the amount of any Closing Cash, minus (B) the amount of any Closing Indebtedness, minus (C) the amount of the Transaction Expenses, and plus or minus, as applicable, (D) the amount of any Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, in each case as set forth in the Estimated Closing Statement. If the Closing Adjustment Amount is a positive number, the Base Consideration shall be increased by the amount of the Closing Adjustment Amount. If the Closing Adjustment Amount is a negative number, the Base Consideration shall be decreased by the absolute value of the amount of the Closing Adjustment Amount.

(c) Post-Closing Adjustment

(i) No earlier than 30 days and no later than 60 days following the Closing Date, the Parent will deliver to the Holder Representative an unaudited consolidated balance sheet of the Partnership at and as of 11:59 P.M. on the day immediately preceding the Closing Date (the “Closing Balance Sheet”) and a

statement (the “Closing Statement”) setting forth the amount of the Closing Cash, the final amount of Closing Indebtedness and Transaction Expenses and any Closing Working Capital Surplus, and Closing Working Capital Deficiency. The Closing Balance Sheet and the Closing Statement will be prepared by the Parent in accordance with GAAP and this Agreement applied on a basis consistent with past practice and the principles used in preparation of the Latest Balance Sheet (without giving effect to the transactions contemplated herein); provided, however, that any estimated accrued expenses reflected on the Estimated Closing Balance Sheet will be updated to account for actual payments made or invoices received in respect of such accrued expenses. After receipt of the Closing Balance Sheet and the Closing Statement, the Holder Representative shall have 15 days (the “Review Period”) to review the Closing Balance Sheet and the Closing Statement. During the Review Period, the Holder Representative and its Representatives, including the Holder Representative’s independent accountants, will be entitled to review all work papers of the Parent and its Representatives, including its independent accountants, prepared or reviewed in connection with the delivery of the Closing Balance Sheet and the Closing Statement, as well as access to the books and records and personnel of the Partnership as the Holder Representative may reasonably request for the purpose of reviewing the Closing Balance Sheet and the Closing Statement.

(ii) On or prior to the last day of the Review Period, the Holder Representative may object to the Closing Balance Sheet and the Closing Statement by delivering to Parent a written statement setting forth the Holder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Holder Representative’s disagreement therewith (the “Statement of Objections”). If the Holder Representative fails to deliver the Statement of Objections prior to the expiration of the Review Period, the Closing Balance Sheet, the Closing Statement and the Post-Closing Adjustment Amount shall be deemed to have been accepted by the Holder Representative. If the Holder Representative delivers the Statement of Objections prior to the expiration of the Review Period, the Parent and the Holder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Balance Sheet, the Closing Statement and the Post-Closing Adjustment Amount with such changes as may have been previously agreed in writing by the Partnership and the Parent, shall be final and binding.

(iii) If the Parent and the Holder Representative fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of PricewaterhouseCoopers (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and adjust the Closing Balance Sheet, the Closing Statement and the Post-Closing Adjustment Amount accordingly, if necessary. The Independent Accountants shall only decide the specific items under dispute by the parties. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time period as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and any adjustments to the Closing Balance Sheet, the Closing Statement and the Post-Closing Adjustment Amount shall be conclusive and binding upon the parties hereto. The fees and expenses of the Independent Accountants shall be paid by the Holders, on the one hand, and by Parent, on the other hand, based upon the percentage of the Disputed Amounts contested but not awarded to the Holders or Parent, respectively.

(iv) The “Post-Closing Adjustment Amount” shall be an amount equal to (A) the amount of any Closing Cash, minus (B) the amount of any Closing Indebtedness, minus (C) the amount of the Transaction Expenses, and plus or minus, as applicable, (D) the amount of any Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, in each case as set forth in the Closing Statement. If the Post-Closing Adjustment Amount is less than the Closing Adjustment Amount, the Holder Representative shall instruct the Escrow Agent to disburse from the Post-Closing Adjustment Escrow Fund an amount equal to the shortfall; provided, however, that if such shortfall is greater than the amount held in the Post-Closing Adjustment Escrow Fund, then the Holder Representative shall instruct the Escrow Agent to disburse from the Indemnification Escrow Fund the amount by which the Post-Closing Adjustment Amount exceeds the amount in the Post-Closing Adjustment Escrow Fund (up to the amount in the Indemnification Escrow Fund). If the Post-Closing Adjustment Amount is more than the Closing Adjustment Amount, the Parent shall pay to the Holder Representative an amount equal to the excess; provided, however, that such payment shall be made in cash with respect to any Cash Holder and in NRP Common Units with respect to any Rollover Holder. Any payment in respect of a Cash Holder pursuant to this clause (iv) shall be made by wire transfer of immediately available funds, and any payment in respect of a Rollover Holder shall be made by providing evidence of the issuance by NRP’s transfer agent of the applicable number of NRP Common Units, in each case to an account designated by the Holder Representative, on the later of (1) the second (2nd) Business Day after acceptance by the Holder Representative of the Closing Balance Sheet and the Closing Statement (as contemplated by clause (ii) above) or (2) the second (2nd) Business Day following resolution of any Disputed Items as contemplated by clause (iii) above. Any amounts payable by either party pursuant to this clause (iv) may not be reduced by or set-off against any amounts payable (whether at such time or in the future or upon the occurrence of a contingency) by the recipient or any Affiliate of the recipient to the payor or any Affiliates of the payor. Any payment required pursuant to this clause (iv) shall constitute a payment in respect of the Merger Consideration.

SECTION 2.2. Delivery of Merger Consideration. At the Closing:

(a) The Parent shall pay the Transaction Expenses to the parties specified in the Transaction Expense Invoices by wire transfer in immediately available funds to the accounts specified therein;

(b) The Parent shall pay the Closing Indebtedness to the holders of Closing Indebtedness specified in the Pay-off Letters by wire transfer in immediately available funds to the accounts specified therein;

(c) Each Rollover Holder will be entitled to the amount of Rollover Consideration set forth in Updated Exhibit C, and NRP shall issue the number of NRP Common Units therefor as determined pursuant to the terms of the Rollover Agreement, provided, however, that if a condition required by Section 5.2 of the Rollover Agreement is not met as of the Closing Date and not waived by a Rollover Holder, in each case such that the transactions contemplated by the Rollover Agreement will not be consummated with respect to a Rollover Holder, such Rollover Holder shall automatically become a Cash Holder (a “Converted Cash Holder”) entitled to receive from the Parent an amount of cash set forth in Updated Exhibit C with respect to such Converted Cash Holder; and

(d) The Parent shall pay the Cash Consideration to the Cash Holders in the amounts set forth in Updated Exhibit C by wire transfer in immediately available funds to the accounts specified by the respective Cash Holders.

SECTION 2.3. Timing of Equity Rollover. For the avoidance of doubt, except as required for purposes of Section 8.5, the parties hereto acknowledge and agree that the contribution of Units or Membership Interests by the Rollover Holders to the Parent in exchange for NRP Common Units pursuant to the Rollover Agreement shall be deemed to occur immediately prior to the Applicable Time and prior to any other above-described event.

SECTION 2.4. Escrow. At Closing, the Parent shall deposit the Escrowed Units and the Escrowed Cash in an account (the “Escrow Account”) to be established by Parent and the Holder Representative with the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit D hereto (the “Escrow Agreement”). The Escrow Account shall be administered in accordance with the terms and provisions of the Escrow Agreement.

SECTION 2.5. Equity Awards and Other Deferred Compensation. The consideration payable pursuant to Article II in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to all Partnership Interests and Membership Interests, including any rights to distributions or the future issuance of Partnership Interests, Membership Interests and including, but not limited to, the rights of any employee or service provider to hold or acquire any Partnership Interests, Membership Interests, interest in any Partnership Interests, Membership Interests or any payment with respect to any Partnership Interests or Membership Interests or any other form of deferred compensation. On and after the Closing no Person other than Parent will hold or have any right to acquire Partnership Interests, Membership Interests, any limited liability company interests in Merger Subsidiary or any payment in respect of any Partnership Interests, Membership Interests or limited liability company interests in the Surviving Entity or any other form of deferred compensation. The Partnership Parties will take such actions prior to the Closing as may be necessary to ensure compliance with this Section 2.5.

ARTICLE III

CLOSING

SECTION 3.1. Closing. Upon the terms and subject to the conditions contained herein, the closing of the Merger pursuant to this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas, 77002 at 9:00 a.m., Central time, on the first day of the subsequent month following the date on which all conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Articles IX and X have been satisfied or waived (other than any conditions to be satisfied through the making of payments or the delivery of documents at the Closing), or at such other time and date as the parties may agree (the “Closing Date”).

SECTION 3.2. Deliveries by the Partnership and the Holders.

(a) At the Closing, the Partnership shall deliver, or shall cause to be delivered, to the Parent each of the following:

(i) the Estimated Closing Balance Sheet, the Estimated Closing Statement and Updated Exhibit C;

(ii) a certificate of the Partnership to the effect that each of the conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied, dated the Closing Date and signed on behalf of the Partnership by a duly authorized person;

(iii) a certificate, duly executed by the General Partner, dated the Closing Date, to the effect that the board of the General Partner has approved this Agreement and the transactions contemplated hereby, including the Merger, and (ii) the authorized representative of the General Partner and the Partnership executing this Agreement and the other documents, agreements and instruments to be executed and delivered by the General Partner and the Partnership, as applicable, pursuant to this Agreement is duly authorized to execute the same;

(iv) a certificate from the Secretary of State of the State of Delaware with respect to the existence and good standing of each of the Partnership Parties; and

(v) evidence of the termination of the Voting Agreement and the Omnibus Agreement.

(b) At the Closing, the Holders shall deliver, or cause to be delivered, to the Parent each of the following:

(i) a certificate complying with Treas. Reg. § 1.1445-2(b)(2) which evidences the non-foreign status of each Holder that is not a foreign person; and

(ii) counterparts of the Employment Agreements, duly executed by each Person party thereto; and

(iii) a counterpart of the Escrow Agreement, duly executed by the Holder Representative.

SECTION 3.3. Deliveries by NRP and the Parent.

(a) At the Closing, NRP shall deliver to the Escrow Agent, or, if applicable, to or for the account of the Rollover Holders (excluding any Rollover Holders that become Converted Cash Holders pursuant to Section 2.2(c)), each of the following:

(i) to the Escrow Agent, the amount of Escrowed Units with respect to each Rollover Holder as specified in Updated Exhibit C;

(ii) to each Rollover Holder, evidence of the issuance by NRP’s transfer agent of the number of NRP Common Units specified in Updated Exhibit C to such Rollover Holder less the Escrowed Units with respect to such Rollover Holder; and

(iii) a certificate from the Secretary of State of the State of Delaware with respect to the existence and good standing of NRP.

(b) At the Closing, the Parent shall deliver, or shall cause to be delivered, to the Holder Representative or, if applicable, to or for the account of the Escrow Agent, Rollover Holders, Cash Holders or holders of Closing Indebtedness, each of the following:

(i) to the Holder Representative, a counterpart of the Escrow Agreement, duly executed by the Parent;

(ii) to the Escrow Agent, the amount of Escrowed Cash with respect to each Cash Holder as specified in Updated Exhibit C and the Holder Representative Expenses Escrow Amount by wire transfer of immediately available funds to such account as is specified in the Escrow Agreement;

(iii) to each Cash Holder, the cash amount specified in Updated Exhibit C with respect to such Cash Holder less the Escrowed Cash with respect to such Cash Holder, by wire transfer of immediately available funds to such account(s) as such Cash Holder shall have specified to the Parent at least 24 hours prior to the Closing;

(iv) to each holder of Transaction Expenses as specified in the Transaction Expense Invoices, the amount of applicable Transaction Expenses by wire transfer of immediately available funds to such account as specified in the Transaction Expense Invoices;

(v) to each holder of Closing Indebtedness specified in the Pay-off Letters, the amount of applicable Closing Indebtedness by wire transfer of immediately available funds to such account as specified in the Pay-off Letters;

(vi) a certificate to the effect that each of the conditions set forth in Sections 10.1 and 10.2 hereof have been satisfied, dated the Closing Date and signed on behalf of NRP, the Parent and Merger Subsidiary by its duly authorized officers;

(vii) certificates, duly executed by the authorized officer NRP GP LLC, dated the Closing Date, to the effect that (i) the resolutions adopted by the board of directors of NRP GP LLC, the general partner of NRP GP, the general partner of NRP, for and on behalf of NRP, in its capacity as the sole member of the Parent, in its individual capacity and in its capacity as the sole member of Merger Subsidiary, authorizing this Agreement and the transactions contemplated hereby, including the Merger, were duly adopted at a meeting that was duly called and held, at which a quorum was present and acting throughout, or by unanimous written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified and (ii) the officers of NRP GP LLC executing this Agreement and the other documents, agreements and instruments to be executed and delivered by NRP, Parent and Merger Subsidiary pursuant to this Agreement are duly authorized to execute the same;

(viii) a certificate from the Secretary of State of the State of Delaware with respect to the existence and good standing of the Parent; and

(ix) a certificate from the Secretary of State of the State of Delaware with respect to the existence and good standing of Merger Subsidiary.

SECTION 3.4. Filing of Certificate of Merger. In connection with the consummation of the Closing, the appropriate officers of the Merger Subsidiary shall file the Certificate of Merger with the Secretary of State of the State of Delaware to effectuate the Merger on the Closing Date.

SECTION 3.5. Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF HOLDERS

Each of the Holders, severally and not jointly, hereby represents and warrants as to itself only to the Parent and Merger Subsidiary that, on and as of the date of this Agreement and, solely for purposes of Articles IX and XII, as of the Closing Date (or, to the extent a representation or warranty is made as of a specified date, as of such date):

SECTION 4.1. Organization; Power and Authority. With respect to each Holder that is not a natural person, such Holder is a corporation, limited partnership or a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the state of its organization. Such Holder has all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to own its Membership Interests and Partnership Interests.

SECTION 4.2. Authorization; Execution and Validity. With respect to each Holder that is not a natural person, such Holder has all requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Holder, the performance by such Holder of its obligations hereunder and the consummation by such Holder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, on the part of such Holder. This Agreement has been duly and validly executed and delivered by such Holder and Holders who are natural persons and, in each case, constitutes a valid and binding obligation of the Holder, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 4.3. No Violation. The execution and delivery by such Holder of this Agreement, the performance by such Holder of its obligations hereunder and the consummation by such Holder of the transactions contemplated hereby will not (i) result in any violation or breach of any provision of the Organizational Documents of such Holder, (ii) assuming that the filings and Consents referred to in Section 5.8 are made or obtained, result in any violation of any Law or any Order applicable to such Holder or its properties or assets or (iii) result in the creation of, or impose on such Holder any obligation to create, any Lien upon the Membership Interests or Partnership Interests owned by it, except for any of the matters referred to in clauses (i) or (ii) above which would not reasonably be expected to prevent, impede, delay or otherwise affect in any material respect the consummation of the transactions contemplated by this Agreement.

SECTION 4.4. No Consents. There is no requirement applicable to any of the Holders to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority or any other Person for the valid execution and delivery by each of the Holders of this Agreement, the due performance by each of the Holders of its obligations hereunder or the lawful consummation of the transactions contemplated hereby, except for (i) the filing by or on behalf of the “ultimate parent entity” of the Partnership and the General Partner of notification with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) under the HSR Act and the expiration of the applicable “waiting period” thereunder and (ii) the filing of the Certificate of Merger as required by the Act and the DLLCA.

SECTION 4.5. Title to Membership Interests and Partnership Interests. The Membership Interests and Partnership Interests owned by such Holder are owned beneficially and of record by such Holder, free and clear of any Liens, other than (i) restrictions on transfer under federal and state securities laws, (ii) restrictions set forth in the Voting Agreement, (iii) restrictions set forth in the General Partner’s or the Partnership’s Organizational Documents and (iv) Liens that have been or will be released prior to Closing.

SECTION 4.6. Litigation. There are no Legal Proceedings pending or, to such Holder’s actual knowledge, threatened against such Holder (i) that question the validity of this Agreement, the transactions contemplated hereby or any action taken or to be taken by such Holder in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement, or (ii) that would reasonably be expected to adversely affect in any material respect the ability of such Holder to perform its obligations under and consummate the transactions contemplated by this Agreement.

SECTION 4.7. Fees. Such Holder has not paid or become obligated to pay any fee or commission to any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement for which NRP GP LLC, NRP GP, NRP, the Parent, the Merger Subsidiary or the Partnership will have any liability or responsibility whatsoever.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PARTNERSHIP AND THE GENERAL PARTNER

The Partnership and the General Partner hereby represent and warrant to the Parent and Merger Subsidiary that, on and as of the date of this Agreement (or, to the extent a representation or warranty is made as of a specified date, as of such date) and, solely for purposes of Articles IX and XII, as of the Closing Date (or, to the extent a representation or warranty is made as of a specified date, as of such date):

SECTION 5.1. Organization.

(a) The Partnership has been duly organized and is validly existing as a limited partnership under the laws of the State of Delaware, with limited partnership power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, and is duly qualified or registered as a foreign limited partnership for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns, leases or operates property or assets, or conducts any business, so as to require such qualification or registration.

(b) The General Partner has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware, with limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, and is duly qualified or registered as a foreign limited liability company for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns, leases or operates property or assets, or conducts any business, so as to require such qualification or registration.

SECTION 5.2. Capitalization.

(a) The only issued and outstanding limited partner interests of the Partnership consist of 8,092,561 Common Units, 2,579,870 Preferred A Units, 532,459 Preferred B Units, 171,973 Class A Subordinated Units, 748,646 Class B Subordinated Units, and 10,000 Incentive Distribution Rights. The only issued and outstanding general partner interest in the Partnership are the 41,486 General Partner Units owned by the General Partner representing a 0.341% general partner interest. All outstanding Partnership Interests are duly authorized validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and Section 17-804 of the Act).

(b) The only issued and outstanding Equity Interests of the General Partner consist of the Membership Interests. All outstanding Membership Interests are duly authorized validly issued, fully paid (to the extent required under the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the DLLCA).

(c) Schedule 5.2 sets forth a complete and accurate list, as of the date of this Agreement, of all of the Partnership Interests and the Membership Interests, together with the names of the holders thereof.

(d) None of the Partnership Interests or the Membership Interests were issued in violation of any preemptive rights. Except as set forth on Schedule 5.2, there are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Partnership or the General Partner is or may be obligated to issue or sell any issued or unissued Equity Interests in the Partnership or the General Partner. Other than the Voting Agreement, there are no voting trusts, proxies or other similar agreements or understanding with respect to the Partnership Interests or the Membership Interests.

SECTION 5.3. No Other Subsidiaries. Other than the General Partner’s ownership of a 0.341% general partner interest in the Partnership, the General Partner does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Other than the Partnership’s ownership of a 100% membership interest in each of the Operating Companies, the Partnership does not own, directly or indirectly, any Equity Interest or debt securities of any corporation, partnership, limited liability company, joint venture, association or other Person.

SECTION 5.4. Operating Companies. Each Operating Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the jurisdiction in which it was organized, with limited liability company power and authority to own, lease or operate its properties and assets, to conduct its business as it is now being conducted and is duly qualified or registered as a foreign limited liability company for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns, leases or operates properties or assets, or conducts any business, so as to require such qualification.

SECTION 5.5. Ownership of the Operating Companies. The Partnership is the sole member of each of the Operating Companies with a 100% membership interest in each; each such membership interest has been duly authorized and validly issued in accordance with the respective limited liability company agreement of the Operating Company in which such membership interest applies and is fully paid (to the extent required under the limited liability company agreement of such Operating Company) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the

DLLCA); and, except for Liens in connection with the Partnership Credit Agreement, the Partnership owns each such membership interest free and clear of all Liens. None of the Equity Interests in any Operating Company were issued in violation of any preemptive rights. Except as set forth on Schedule 5.5, there are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which any Operating Company is or may be obligated to issue or sell any issued or unissued Equity Interests in such Operating Company. There are no voting trusts, proxies or other similar agreements or understanding with respect to the Equity Interests in any Operating Company.

SECTION 5.6. Authorization; Enforcement. Each of the Partnership and the General Partner has all requisite limited partnership and limited liability company power and authority, as applicable, to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by the Partnership and the General Partner of this Agreement and the performance by the Partnership and the General Partner hereunder have been duly authorized by all necessary limited partnership and limited liability company action on the part of the Partnership and the General Partner, as applicable, and all necessary action on the part of the holders of Equity Interests in the Partnership and the General Partner. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming this Agreement constitutes a valid and binding agreement of NRP, Parent and Merger Subsidiary, constitutes a valid and binding obligation of the Partnership and the General Partner, enforceable against the Partnership and the General Partner in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 5.7. No Violation. The execution and delivery by the Partnership of this Agreement, the performance by the Partnership of its obligations hereunder and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Organizational Documents of the Partnership Parties, (ii) assuming that the filings and Consents referred to in Section 5.8 below and in Schedule 5.8 are made or obtained, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt or other obligation of the Partnership Parties) to which a Partnership Party is a party or by which any property or asset of the Partnership Parties are bound or affected, (iii) assuming that the filings and Consents referred to in Section 5.8 below and in Schedule 5.8 are made or obtained, result in a violation of any Law or Order to which any of the Partnership Parties are subject or by which any property or asset of the Partnership Parties are bound or affected, (iv) result in the creation or imposition of any Lien upon any Partnership Assets, or (v) result in the modification or cancellation of, render unenforceable, or give rise to any right of termination in respect of (with due notice or lapse of time or both) any Material Contract, except for any of the matters referred to in (ii), (iii) or (iv) above which would not reasonably be expected to be material to the Partnership Parties, taken as a whole, or to prevent, impede, delay or otherwise affect in any material respect the consummation of the transactions contemplated by this Agreement.

SECTION 5.8. No Consents. There is no requirement applicable to the Partnership or the General Partner to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority or any other Person for the valid execution and delivery by the Partnership or the General Partner of this Agreement, the due performance by the Partnership or the General Partner of its obligations hereunder or the lawful consummation of the transactions contemplated hereby, except for (i) the filing by or on behalf of the “ultimate parent entity” of the Partnership and the General Partner of notification with the FTC and the DOJ under the HSR Act and the expiration of the applicable “waiting period” thereunder, (ii) the filing of the Certificate of Merger as required by the Act and the DLLCA, (iii) filings and Consents identified on Schedule 5.8, and (iv) any other filing, consent or requirement which, if not made, obtained or satisfied, would not reasonably be expected to be material to the Partnership Parties, taken as a whole, or to prevent, impede, delay or otherwise affect in any material respect the consummation of the transactions contemplated by this Agreement.

SECTION 5.9. No Default. None of the Partnership Parties (i) is in violation of its Organizational Documents, (ii) is in default (and no event has occurred which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, lease, credit facility, debt or other instrument (evidencing a debt or other obligation of the Partnership Parties) to which a Partnership Party is a party or by which any property or asset of the Partnership Parties are bound or affected, or (iii) is in violation of any Law or Order to which any of the Partnership Parties are subject, except for any of the matters referred to in (ii) or (iii) above which would not reasonably be expected to be material to the Partnership Parties, taken as a whole, or to prevent, impede, delay or otherwise affect in any material respect the consummation of the transactions contemplated by this Agreement.

SECTION 5.10. Financial Statements. Attached as Schedule 5.10 are (i) the consolidated audited balance sheets of the Partnership and its Subsidiaries as of December 31, 2012 and 2013, together with the related consolidated audited income statements of the Partnership and its Subsidiaries for the years then ended (collectively, the “Year-End Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Partnership and its Subsidiaries as of June 30, 2014 (the “Latest Balance Sheet”), together with the related unaudited consolidated income statement of the Partnership and its Subsidiaries for the six-month period then ended (the “Latest Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes thereto) (i) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby except as otherwise noted therein, (ii) fairly present, in all material respects, the financial condition and results of operations of the Partnership as of the respective dates thereof and for the respective periods covered thereby and (iii) have been prepared from, and in accordance with, the books and records of the Partnership.

SECTION 5.11. No Undisclosed Liabilities.

(a) Except as set forth on Schedule 5.11(a), the Partnership does not have any liability (whether or not required under GAAP to be reflected on a balance sheet)

other than (i) liabilities set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business, in each case which are not individually or in the aggregate material to the Partnership Parties, taken as a whole.

(b) Schedule 5.11(b) sets forth a list of all Indebtedness of the Partnership Parties as of the date of this Agreement.

SECTION 5.12. Transactions With Affiliates and Employees. Except as set forth on Schedule 5.12, (i) no member, manager, partner, director, shareholder, officer, or Affiliate of a Partnership Party or any associate thereof is presently, directly or indirectly, a party to any transaction with a Partnership Party (other than for services as employees, managers, officers and directors) providing for the furnishing of services by, rental or real or personal property from or otherwise requiring payments to any such member, manager, director, partner, directors, shareholder or Affiliate, or associate thereof and (ii) there are no outstanding loans, advances (except normal advances for business expenses in the Ordinary Course of Business) or guarantees of Indebtedness by any Partnership Party to any member, manager, partner, director, shareholder officer or Affiliate of the Partnership or any associate thereof. For purposes of this Section 5.12 only, an “associate” of any member, manager, partner, director, shareholder or officer means (i) a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law of such member, manager, partner, director, shareholder or officer or (ii) any Person in which such member, manager, partner, director shareholder, officer or associate thereof has a substantial ownership or beneficial interest or is a director, officer, partner, or trustee or person holding similar position.

SECTION 5.13. No Litigation.

(a) Except as set forth on Schedule 5.13, as of the date of this Agreement, there are no material Legal Proceedings pending or, to the Partnership’s Knowledge, threatened against the Partnership Parties by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to the Partnership Parties pending or, to the Partnership’s Knowledge, threatened by or before any arbitrator or any Governmental Authority.

(b) As of the date of this Agreement, there are no Legal Proceedings pending or, to the Partnership’s Knowledge, threatened against the Partnership Parties (i) that question the validity of this Agreement, the transactions contemplated hereby or any action taken or to be taken by the Partnership Parties in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement, or (ii) that would reasonably be expected to be material to the Partnership Parties, taken as a whole, or materially impair the ability or obligation of the Partnership Parties to perform fully on a timely basis any obligations that they have or will have under this Agreement.

SECTION 5.14. Absence of Changes. Except as set forth on Schedule 5.14, from the date of the Latest Balance Sheet until the date of this Agreement:

(a) there has not been any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Business has been operated and maintained in the Ordinary Course of Business;

(c) there have been no amendments of the Organizational Documents of any of the Partnership Parties;

(d) there have been no issuance or sales of any of Equity Interests of any of the Partnership Parties nor any issuance or grant of any options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which any of the Partnership Parties would be obligated to issue or sell any Equity Interests of any of the Partnership Parties;

(e) there has not been any recapitalization, reclassification, Equity Interest split, combination or like change in the capitalization of any of the Partnership Parties or any amendment of the terms of any outstanding securities of any of the Partnership Parties;

(f) there has not been any material damage, destruction or loss (after taking into account any available insurance coverage or reserves reflected in the Financial Statements) to any material portion of the Partnership Assets;

(g) there has been no merger or consolidation of any of the Partnership Parties with any other Person or any agreement with respect thereto;

(h) the Partnership Parties have not engaged in any new line of business;

(i) there has been no incurrence of any Indebtedness by any of the Partnership Parties other than any such incurrence that was in the Ordinary Course of Business;

(j) there has been no change in the accounting methods of the Partnership Parties except as required by GAAP or applicable Law, and no material Tax elections have been made that would be binding on the Partnership Parties, the Partnership Assets or the Business after the date of this Agreement;

(k) there have been no sales, leases, licenses, disposals or other transfers of Partnership Assets other than any such transfer that (A) was in the Ordinary Course of Business and (B) did not exceed $1,000,000, either individually or in the aggregate;

(l) none of the Partnership Parties has entered into or amended any employment, consulting or indemnification agreement or an agreement or Plan with respect to severance, bonuses, change in control or retention relating to any of the Employees or has incurred or entered into any collective bargaining agreement with or other obligation to any labor organization or representative of Employees;

(m) there has been no actual or pending or, to the Partnership’s Knowledge, threatened adverse change in the relationship of the Partnership Parties with any material customer, supplier, distributor or sales representative of the Business;

(n) there has been no increase in the compensation or benefits of any officer or Employee of the Business, other than in the Ordinary Course of Business consistent with past practices;

(o) there has been no loan, advance or capital contribution to, or other investment in, any other Person;

(p) no salaried personnel compensated in excess of $100,000 annually have ceased to be Employees of the Partnership Parties;

(q) there has been no assignment, transfer, conveyance, mortgage, deed of trust or Liens of any Real Property, Partnership Asset or Equity Interest of any Partnership Party (other than Permitted Liens with respect to any Real Property or Partnership Asset);

(r) there has been no settlement, release or compromise of any pending or threatened Legal Proceeding or claim;

(s) no Plans have been established, nor have any Plans been amended except as required by applicable Law;

(t) none of the Partnership Parties has entered into, amended, restated, supplemented, or waived any material rights under, any Contract that would be a Material Contract;

(u) none of the Partnership Parties has adopted any plan of reorganization, liquidation or dissolution, filed a petition in bankruptcy or consented to the filing of a bankruptcy petition in respect of any Partnership Party; and

(v) there is no Contract the terms of which would make or require the Partnership Parties to take such action which would make, any of the foregoing clauses (a) through (u) untrue, except as expressly permitted by this Agreement.

SECTION 5.15. Real Property.

(a) Schedule 5.15(a) lists all real property and descriptions of any improvements owned by the Partnership Parties (beneficially or of record) (the “Owned Real Property”). The Partnership Parties have good and marketable title to such Owned Real Property, free and clear of all Liens except Permitted Liens. There are no outstanding rights, options, rights of first refusal, rights of first offer, conditional sales or similar rights or agreements to purchase or otherwise acquire the Owned Real Property, or any portion thereof or interest therein.

(b) Schedule 5.15(b) lists all office leases, surface leases and mineral leases (and the lands covered thereby) pursuant to which the Partnership Parties lease or use real property in connection with the Business, including all leases pursuant to which the Partnership Parties lease minerals in connection with the Business (all such listed leases collectively, the “Real Estate Leases”). Each Real Estate Lease is in full force and effect, includes all rights necessary to engage in the Business, and constitutes a binding obligation of each lessor or sublessor thereunder, enforceable against such lessor or sublessor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general equitable principles. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default under any Real Estate Lease by the Partnership Parties or, to the Partnership’s Knowledge, by any other party to any Real Estate Lease. Each lessee or sublessee under any particular Real Estate Lease either owns the improvements located on the lands covered by such lease or validly occupies such improvements in accordance with the terms of such lease free and clear of all Liens except Permitted Liens.

(c) The real property leased pursuant to the Real Estate Leases and the Owned Real Property (together, the “Real Property”) constitute all of the real property which has been used in connection with the operations of the Business since January 1, 2013. The Partnership Parties have good, marketable and legal title to the Real Property. Other than the Partnership Parties and any lessee or sublessee under a Real Estate Lease, there are no parties in possession of any portion of any Real Property. None of the Partnership Parties is a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another party or entity any right to the possession, use, occupancy or enjoyment of the Real Property. The Partnership Parties have full right and authority to use and operate all of the improvements, if any, located on the Real Property, subject to applicable Law and the Permitted Liens. To the Partnership’s Knowledge, such improvements, if any, are being used, occupied and maintained in all material respects by the Partnership Parties in accordance with all applicable easements, rights-of-way, contracts, permits, insurance requirements, restrictions, building setback lines, restrictive covenants, reservations and entitlement, subdivision planning and building codes and other land use laws, regulations or ordinances and permits, consents and rules under such laws, regulations or ordinances. Certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property have been issued for the Partnership Parties’ occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. There is no pending, or to the Partnership’s Knowledge threatened, condemnation, eminent domain or similar Legal Proceeding or special assessment affecting any of the Real Property, nor have the Partnership Parties received written notification that any such Legal Proceeding or assessment is contemplated. Except as set forth in Schedule 5.15(c), all of the Real Property has direct access to public roads or through the Real Property without the use of any easement, license or right of way. The Real Property is in compliance with all zoning and entitlement, subdivision planning and building codes and other land use laws, regulations or ordinances and permits, consents and rules under such laws, regulations or ordinances and similar laws, codes, ordinances, rules, regulations and orders (collectively, “Real Property Laws”), except Permitted Liens, and the Partnership Parties have not received any written notice of material violation from any Governmental Authority of any Real Property Law regarding the use, occupancy, operation and marketability of the Real Property. The Partnership Parties have received no written notice of any action to alter the zoning or zoning classification or to condemn, requisition or otherwise take all or any portion of the Real Property.

(d) All utilities (including, without limitation, water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Real Property and improvements thereon in sufficient quantities and quality to adequately serve the Real Property and improvements thereon in connection with the operation of the Business conducted therefrom as such operations are currently conducted thereon.

(e) There are no encroachments upon any of the parcels comprising the Real Property and no portion of any improvement encroaches upon any property not included within the Real Property or upon the area of any easement affecting the Real Property, except for such encroachments as would not, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.16. Personal Property. Schedule 5.16 lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use (whether owned or leased) by the Partnership Parties in connection with the Business as of July 31, 2014 having a book value of $20,000 or more (the “Scheduled Personal Property”). The Partnership Parties have good and marketable title to, or the right to use, all tangible personal property used or held for use by the Partnership Parties in connection with the Business (including the Scheduled Personal Property) free and clear of all Liens except Permitted Liens.

SECTION 5.17. Permits. Schedule 5.17(a) lists all material Permits used or held by the Partnership Parties in connection with the ownership and operation of the Business (the “Scheduled Permits”). The Scheduled Permits constitute all Permits necessary for the continued ownership, use and operation of the Business consistent in all material respects with the past practices of the Business since January 1, 2013. Except as set forth in Schedule 5.17(b), the Scheduled Permits are valid and in full force and effect and the Partnership Parties are not in default, and no condition exists that with notice or lapse of time or both would constitute a default, revocation, suspension, lapse or limitation of any of the Scheduled Permits.

SECTION 5.18. Material Contracts.

(a) Schedule 5.18(a) lists all of the following Contracts in effect to which any of the Partnership Parties is a party or by which it or its assets are bound (collectively, the “Material Contracts”):

(i) each Contract (excluding purchase orders) that resulted in aggregate monetary payments by any Partnership Party to a third party or that contains a commitment by any of the Partnership Party to make aggregate monetary payments to a third party, in each case in an amount exceeding $100,000; provided, however, that a Contract that would otherwise be classified as a Material Contract pursuant to this Section 5.18(a)(i) shall not be so classified if such contract may be terminated by the Partnership Party without penalty upon notice of not more than 30 days;

(ii) each Contract or purchase order that resulted in monetary receipts by any Partnership Party during the most recently completed fiscal year and the current fiscal year of the Partnership in an amount exceeding $200,000;

(iii) each Contract granting royalties or similar payments to a third party;

(iv) each Contract that purports to limit the freedom of the Partnership Parties to compete in any line of business or to conduct business in any geographic location;

(v) each Contract in excess of $100,000 that is for the purchase or sale of goods or services and has not been substantially completed by the Partnership Parties as of the date of this Agreement;

(vi) each Contract constituting a partnership, joint venture or other similar Contract;

(vii) each Contract that provides the incurrence of Indebtedness or the guaranty of Indebtedness of any Person by any Partnership Party;

(viii) each Real Estate Lease;

(ix) any Contract between one or more of the Partnership Parties, on the one hand, and any Affiliate of the Partnership Parties or present or former employee of the Partnership Parties, on the other hand (including any Contract providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement or (B) the indemnification of such Affiliate or Employee by the Partnership Parties);

(x) any Contract for the employment or engagement of any individual, on a full time, part time, consulting or other basis;

(xi) any Contract in excess of $100,000 with any Governmental Authority;

(xii) any Contract relating to the acquisition by the Partnership Parties of any operating business or interest of another Person;

(xiii) any Contract granting a Lien upon the Equity Interests of any Partnership Party or the Partnership Assets;

(xiv) any Contract that (A) contains most favored customer pricing provisions with any third party or (B) grants any exclusive rights, rights of first refusal or rights of first negotiation (other than to the Partnership Parties);

(xv) any Contract entered into outside the Ordinary Course of Business providing for indemnification by the Partnership Parties that remains in effect as of the date of this Agreement with respect to liabilities relating to any former business of the Partnership Parties or any predecessor Person;

(xvi) any Contract pursuant to which any Partnership Party purchases goods or services (other than on a purchase order basis) that is a Contract with a mandatory take or pay or similar purchase requirement for all or a portion of such Partnership Party’s purchase obligations with respect to such good or service;

(xvii) any Contract to which any Partnership Party has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than a Partnership Party and other than advances to Employees for business expenses in the Ordinary Course of Business);

(xviii) any Contract that contains any product or service guaranty or warranty or right of return that is not consistent with the terms customarily provided by the Business in the Ordinary Course of Business; and

(xix) any Contract requiring any of the Partnership Parties to make a payment as a result of the consummation of the transactions contemplated hereby.

(b) The Partnership and the General Partner have made available to the Parent true and complete copies of each Material Contract, together with all amendments, modifications or supplements thereto. Except as disclosed in Schedule 5.18(b): (i) each Material Contract is the legal and valid obligation of the Partnership Parties; (ii) each Material Contract has not been terminated, and the Partnership Parties are not in material breach or default thereunder, and to the Partnership’s Knowledge no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to the Partnership Parties or acceleration thereunder; and (iii) no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under the Material Contract except as expressly set forth in such Contract.

SECTION 5.19. Guaranties; Bonds. The Partnership Parties have not guaranteed or become subject to a contingent obligation in respect of the obligations or liabilities of any other Person. Except as set forth in Schedule 5.19, there are no outstanding letters of credit, surety or performance bonds or similar instruments of the Partnership Parties or any of its Affiliates in connection with the Business or the Partnership Assets.

SECTION 5.20. Intellectual Property.

(a) The Intellectual Property constitutes all intellectual property rights necessary for the continued operation of the Business consistent in all material respects with the past practices of the Business since January 1, 2013.

(b) The Partnership Parties have ownership of, or valid licenses to use, all of the Intellectual Property, free and clear of all Liens other than Permitted Liens.

(c) Except as disclosed on Schedule 5.20(c), since January 1, 2013, the Partnership Parties have not been a party to any Legal Proceeding alleging, nor have the Partnership Parties been notified in writing during such period of any allegation of, any infringement or misappropriation of any item of Intellectual Property, whether owned by the Partnership Parties or any other Person. To the Partnership’s Knowledge, there has been no other material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by the Partnership Parties of any intellectual property rights of third persons or of any continuing infringement or misappropriation (or facts that are reasonably likely to give rise to an infringement or misappropriation) by any other Person of any of the Intellectual Property. No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Partnership Parties.

(d) Except as set forth on Schedule 5.20(d), all statutory obligations and all fees, annuities and other payments which are due on or before the date of this Agreement for any of the Intellectual Property including, without limitation, all United States or foreign patents, patent applications, trademark registrations, service mark registrations, Copyright registrations and any applications for any of the preceding, have been met or paid in full.

SECTION 5.21. Compliance With Law. Except as set forth in Schedule 5.21, the Partnership Parties have been and are in compliance in all material respects with all Laws or Orders applicable to the Partnership Parties, the Business or the Partnership Assets, including, without limitation, Laws and Orders related to mining, and has conducted the Business so as not to violate, and has not violated, any applicable Law or Order in any material respect. Except as set forth in Schedule 5.21, none of the Partnership Parties has received any written notice alleging any material violation or non-compliance with any Law or Order applicable to the Partnership Parties, the Business or the Partnership Assets which remains outstanding and unresolved. To the Partnership’s Knowledge, no Partnership Party is under investigation with respect to any violation of any Law or Order applicable to the Partnership Parties, the Business or the Partnership Assets. This Section 5.21 does not address: Taxes, which are the subject of Section 5.22; employment issues (other than employee benefit matters), which are the subject of Section 5.24; and environmental issues, which are the subject of Section 5.26.

SECTION 5.22. Taxes. Except as set forth on Schedule 5.22, (i) all material Tax Returns required to be filed by the Partnership Parties with respect to any of the Partnership Assets or the Business have been duly and timely filed with the appropriate Taxing Authority, (ii) each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes required to have been paid by the Partnership Parties have been timely paid in full, (iv) all material Tax withholding and deposit requirements imposed with respect to any of the Partnership Assets or the Business have been satisfied in full, (v) there are no Liens on any of the Partnership Assets or the Business that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Liens, (vi) there is no material claim, audit, or examination currently in progress or pending, or to the Partnership’s Knowledge, threatened, by any Taxing Authority in connection with any Tax with respect to any of the Partnership Assets or the Business, (vii) none of such Tax Returns are now under audit or examination by any Taxing Authority, (viii) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any such Tax Return or the assessment or collection of any such Tax, (ix) no written claim has ever been received from a Taxing Authority in a jurisdiction where the Partnership Parties do not file Tax Returns that the Partnership Assets or the Business may be subject to taxation in that jurisdiction, (x) all of the Partnership Assets have been properly listed and described on the property tax rolls for all periods prior to and including the date of this Agreement and no portion of the Partnership Assets constitutes omitted property for property tax purposes, (xi) the General Partner and the Partnership have always been classified as, and on the Closing Date will be classified as, partnerships for federal income tax purposes and have consistently filed Tax Returns in accordance with such classification, and (xii) the Partnership Parties are not liable for any unpaid Taxes of any other Person as a result of being included in consolidated, group, combined or similar unitary Tax filing as a result of being a transferee or otherwise. Each of the Operating Companies is, and on the Closing Date, will be, disregarded as an entity separate from the Partnership for U.S. federal income tax purposes.

SECTION 5.23. Product and Service Warranty. Schedule 5.23 identifies any warranty or product liability claim asserted since January 1, 2013 in connection with the Business which has caused the Partnership Parties to incur costs in excess of $50,000.

SECTION 5.24. Employees; Employee Relations.

(a) Schedule 5.24(a)(i) sets forth a list of all Employees as of August 1, 2014 and, with respect to each Employee, his or her: (i) employing entity, (ii) principal job location and job title, (iii) annualized salary or hourly rate of pay, the amount of all bonuses paid in 2013 and in 2014 year-to-date. Schedule 5.24(a)(ii) sets forth the names of each individual who provides material services to or with respect to the Business in the capacity of a consultant or comparable independent contractor along with details of each such individual’s employing entity, duties and services provided, compensation and any contract terms. Other than those individuals set forth on Schedule 5.24(a)(i) or Schedule 5.24(a)(ii), there are no other individuals who are employed by a Partnership Party or otherwise engaged or engaged to provide material work with respect to the Business.

(b) Except as set forth on Schedule 5.24(b), there are no investigations, lawsuits, claims or charges of employment discrimination, non-compliance with labor, employment or wage Laws or unfair labor practices against or involving the Partnership Parties pending, or, to the Partnership’s Knowledge, threatened against the Partnership Parties. There are no grievances, complaints or charges that have been filed, or, to the Partnership’s Knowledge, threatened against the Partnership Parties under any dispute resolution procedure filed or made against or with respect to the Partnership Parties or the conduct of the Business, and there is no arbitration or similar Legal Proceeding pending and, to the Partnership’s Knowledge, no claim therefor has been asserted against the Partnership Parties. Except as set forth in Schedule 5.24(b), the Partnership

Parties have in place all material employee policies required by applicable Law, and to the Partnership’s Knowledge, there have been no violations or alleged violations of any of such policies. The Partnership Parties are not, nor have they received notice indicating that any of their labor, wage or employment policies or practices are, currently subject to an audit or investigation by any Governmental Authority. The Partnership Parties are, and at all times since January 1, 2013 have been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, as amended, and are, and at all times since at least January 1, 2013, have been in material compliance with all other applicable Laws related to employment, labor or immigration. As of the Closing Date, all Employees and all former employees and independent contractors of the Partnership Parties will have been paid all wages, bonuses and other compensation that are due and payable on or prior to the Closing Date by the Partnership Parties.

(c) The Partnership Parties are not party to or bound by any collective bargaining agreement or other Contract with a labor union or representative of Employees, and no such agreement is being negotiated, applicable to any Employee, nor have the Partnership Parties agreed to recognize any union or other collective bargaining representative as a representative of any Employees, nor has any union or collective bargaining representative been certified as a representative of the Employees. The Partnership Parties have not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with respect to any Employee. The Partnership Parties have not committed any unfair labor practice with respect to any Employee. No organizational efforts are presently being made or threatened, or have been made or threatened during the three years prior to the date of this Agreement, by or on behalf of any labor union with respect to any Employees.

(d) Except as set forth in Schedule 5.24(d), no material Legal Proceedings have been commenced with respect to any Employees or former employee of a Partnership Party under any federal, state or local laws affecting the employment relationship, and, to the Partnership’s Knowledge, no Legal Proceeding, charges, or complaints are threatened under any such laws or regulations. The Partnership Parties are not subject to any material settlement or consent decree with any present or former Employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect to employment practices and policies. No Governmental Authority has issued a material judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Partnership Parties.

(e) All Employees are lawfully authorized to work in the United States according to United States immigration laws. The compensation and benefits paid or payable with respect to all Employees have been reflected in the Financial Statements. Except as set forth in Schedule 5.24(e), as of the date of this Agreement, no Employee is on a disability or other leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits. Except as set forth on Schedule 5.24(e), there are no loans or other obligations payable or owing by the Partnership Parties to any Employee, except salaries, wages, bonuses and reimbursement of expenses incurred and accrued in the Ordinary Course of

Business of the Partnership Parties, nor are there any loans or debts payable or owing by any such individuals to the Partnership Parties except repayment of salary advances, nor have the Partnership Parties guaranteed any of such individual’s respective loans or obligations of any Employee.

(f) Except as set forth in Schedule 5.24(f), no workers’ compensation claims or, to the Partnership’s Knowledge, work-related accidents or injuries involving current of former employees of the Partnership Parties have occurred since January 1, 2013.

SECTION 5.25. Employee Benefit Matters.

(a) Schedule 5.25(a) lists each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to or by the Partnership Parties for the benefit of any of the Employees (or their beneficiaries), or has been so sponsored, maintained or contributed to by the Partnership Parties or with respect to which any of the Partnership Parties has, or could reasonably be expected to have, any liability:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) each health plan, personnel policy, equity option plan, equity-based compensation plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice, policy or understanding which is not described in Section 5.25(a)(ii).

(b) True, correct and complete copies of each of the Plans, and related trusts and services agreements, if applicable, including all amendments thereto, have been made available to Parent. There has also been made available to the Parent, with respect to each Plan and to the extent applicable: (i) the insurance contract and other funding agreement, and all amendments thereto, (ii) the most recent summary plan description, (iii) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Law and (iv) the most recent determination letter, opinion letter or advisory letter issued by the Internal Revenue Service. Except as set forth in Schedule 5.25(b), each Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.

(c) Except as set forth in Schedule 5.25(c), each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) is so qualified, (ii) is maintained pursuant to a prototype document approved by the Internal Revenue Service, and is entitled to rely on a favorable opinion letter by the Internal Revenue

Service with respect to such prototype document, or had received a favorable determination letter from the Internal Revenue Service regarding such qualified status and (iii) no circumstances exist that would adversely affect such qualified status, other than matters that are not material and may be self-corrected pursuant to IRS Revenue Procedure 2013-12.

(d) Except as set forth in Schedule 5.25(d), there are no pending, or to the Partnership’s Knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(e) The Partnership Parties do not contribute to and have no obligation to contribute to, and have not at any time during the past six years contributed to or had an obligation to contribute to, and no Plan is, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(f) Except as set forth in Schedule 5.25(f), in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Plan, that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(g) All Plan related expenses relating to the periods prior to the date of this Agreement are reflected in the Financial Statements.

(h) Except as set forth in Schedule 5.25(h) or except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Plan provides retiree medical or retiree life insurance benefits to any Person, and none of the Partnership Parties is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment. To the Partnership’s Knowledge, no act, omission or transaction has occurred that would result in imposition on any of the Partnership Parties, directly or indirectly, of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a penalty assessed pursuant to Section 502 of ERISA or (iii) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

SECTION 5.26. Environmental Matters. Except for such matters as disclosed on Schedule 5.26:

(a) The Partnership Assets, Real Property and Business, and the operations of the Partnership Parties, including with respect to each of the foregoing are, and during the lesser of (i) the past three years or (ii) the period during which the Partnership Parties have conducted operations on the Real Property have been, in compliance with all applicable Environmental Laws, in all material respects;

(b) The Partnership Parties are in possession of all Environmental Permits required by Environmental Laws for the operation of the Partnership Assets, Real Property and Business as it has been conducted for the lesser of (i) the past three years or (ii) the period during which the Partnership Parties have conducted operations on the Real Property, and are in compliance in all material respects with all such Environmental Permits, and all such Environmental Permits are valid, and in full force and effect and, to the Partnership’s Knowledge no condition exists that with notice or lapse of time or both would constitute a default under any such permits.

(c) The Partnership Parties have timely filed applications for the renewal of such Environmental Permits as may be required. To the Partnership’s Knowledge, there are no facts, circumstances or conditions that could reasonably be expected to lead to the revocation or denial of applications or for the renewal of such Environmental Permits on terms less favorable than what are currently in effect. There are no pending challenges to any Environmental Permit.

(d) The Partnership Parties are not subject to any Environmental Claim and have not received any injunction, notice of violation, noncompliance, or enforcement or any notice of investigation, inquiry, or remediation from any Governmental Authority claiming or relating to a violation of, or potential liability under any Environmental Laws.

(e) During the period during which the Partnership Parties conducted operation on the Real Properties and to the Partnership’s Knowledge during prior periods, there has been no release under or from any of such Real Properties or in connection with the Business or the former operations or holdings of the Partnership Parties in violation of Environmental Laws or in a manner that could give rise to any liability under Environmental Laws. There are no pending remediations, abatements, removals, or ongoing monitoring of Hazardous Materials required under any Environmental Laws with respect to the Partnership Assets, Real Property or Business or with respect to the former operations or holdings of the Partnership Parties.

(f) The Partnership Parties have not received any Environmental Claim or other written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to any release of any Hazardous Materials at any location including offsite of the Real Properties and, to the Partnership’s Knowledge, there are no conditions or circumstances that could be expected to result in the receipt of such Environmental Claim or written notice. The Partnership Parties have only sent hazardous waste off-site to facilities that were property authorized to receive and dispose of such waste under applicable Environmental Laws.

(g) During the period during which the Partnership Parties conducted operations on the Real Properties, and to the Partnership’s Knowledge before that date, there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the Partnership Assets, Real Property or Business, or the current or former operations of Partnership Parties including with respect to the foregoing that could form the basis for an Environmental Claim or any other claim for damages or compensation.

(h) The Partnership Parties have made available to the Parent complete environmental reports, material studies, analyses, and correspondence on environmental matters in its possession or control relating to its current and former properties or operations, including copies of all material notices and communications with Governmental Authorities related to any non-compliance with or liabilities under any Environmental Laws or Environmental Permits by the Partnership Parties.

(i) The Partnership Parties have not retained, assumed or agreed to bear any liabilities or obligations of any third party under any Environmental Law or any Environmental Permits.

(j) The Partnership Parties have posted all required financial assurance required by Environmental Laws as is more fully described in subsection (j) of Schedule 5.26.

SECTION 5.27. Insurance. Schedule 5.27 sets forth a true and complete list of all policies, binders, and insurance contracts under which the Business or any of the Partnership Assets are insured as of the date of this Agreement (the “Insurance Policies”). With respect to each Insurance Policy, Schedule 5.27 sets forth a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts, and (d) the aggregate limits and available coverage (if less than the aggregate limits) as of the date of this Agreement. Each of the Insurance Policies is in full force and effect, there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy, and the Partnership Parties are a named insured or loss payee, as applicable, under each Insurance Policy. All insurance premiums and losses relating to the period prior to the date of this Agreement are reflected in the Financial Statements. All known incidents that could give rise to a claim being made under any Insurance Policies have been advised or lodged with the applicable insurance providers, each of which are described on Schedule 5.27. Except as set forth on Schedule 5.27, there are no claims related to Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

SECTION 5.28. Books and Records. All books and records relating to the operation of the Business and ownership of the Partnership Assets are located at the premises of the Business to which such books and records primarily relate, have been maintained substantially in accordance with applicable Law, and comprise all of the books and records relating to the ownership and operation of the Business and ownership of the Partnership Assets.

SECTION 5.29. Certain Payments or Arrangements. In connection with the Business, the Partnership Parties and their directors, officers, agents, employees or other persons associated with or acting on behalf of the Partnership Parties have not used any funds of the Partnership Parties or any of its Affiliates for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

SECTION 5.30. Reserves. Set forth on Schedule 5.30 is the information that was supplied to the Parent by the Partnership Parties concerning the aggregates reserves included in the Partnership Assets (the “Reserve Information”). The Reserve Information is true and correct in all material respects as of December 31, 2013 and was prepared in accordance with customary industry practices and standards. There has been no Event that has had or would reasonably be expected to result, individually or in the aggregate, in a material change of the production volumes and rates of production set forth in the Reserve Information.

SECTION 5.31. Assets Necessary to the Business. As of the date of this Agreement, the Partnership Assets (a) constitute all of the assets necessary or required to permit the Partnership Parties to carry on their business in substantially the same manner as presently conducted and as conducted since January 1, 2013 and (b) constitute all of the assets of the Partnership Parties used in the Business presently and as conducted since January 1, 2013, except assets sold by the Partnership Parties in the Ordinary Course of Business and equipment exchanged under personal property leases. The Partnership Assets are in good working order and repair (taking age and ordinary wear and tear into account), have been operated and maintained in the Ordinary Course of Business by the Partnership Parties, are not in need of replacement, maintenance or other capital expenditures (except for routine maintenance conducted in the Ordinary Course of Business), and are able to meet the service and production requirements of the current customers of the Business.

SECTION 5.32. Fees. Other than fees owing to Wells Fargo Securities, LLC, neither the Partnership nor the General Partner nor any Operating Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUBSIDIARY

The Parent and Merger Subsidiary hereby represent and warrant to the Holders that, on and as of the date of this Agreement (or, to the extent a representation or warranty is made as of a specified date, as of such date) and, solely for purposes of Articles IX and XII, as of the Closing Date (or, to the extent a representation or warranty is made as of a specified date, as of such date):

SECTION 6.1. Organization; Power and Authority.

(a) NRP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. NRP has all requisite power and authority to own and operate its properties and assets and conduct its business and operations as presently being conducted.

(b) Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. All of the issued and outstanding interests of Parent are, and on the Closing Date will be, owned by NRP. Parent has all requisite power and authority to own and operate its properties and assets and conduct its business and operations as presently being conducted.

(c) Merger Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. All of the issued and outstanding interests of Merger Subsidiary are, and on the Closing Date will be, owned by Parent. Merger Subsidiary has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 6.2. Authorizations; Execution and Validity. Each of NRP, Parent and Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of NRP, the Parent and Merger Subsidiary, the performance by each of them of its obligations hereunder and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of NRP, the Parent and Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of NRP, the Parent and Merger Subsidiary, and, assuming this Agreement constitutes a valid and binding agreement of the Partnership, the General Partner and the Holders, constitutes a valid and binding obligation of each of them and is enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 6.3. Absence of Conflicts. The execution and delivery by NRP, the Parent and Merger Subsidiary of this Agreement, the performance by each of them of its obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not (i) result in any violation or breach of any provision of the Organizational Documents of NRP, the Parent or Merger Subsidiary, (ii) constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt or other obligation of NRP, the Parent or Merger Subsidiary) to which NRP, the Parent or Merger Subsidiary is a party or by which any property or asset of NRP, the Parent or Merger Subsidiary are bound or affected, or (iii) assuming that the filings and Consents referred to in Section 6.4 below are made or obtained, result in any violation of any Law or any Order applicable to NRP, the Parent or Merger Subsidiary or its properties or assets, except for any of the matters referred to in clause (ii) or (iii) above which would not reasonably be expected to prevent, impede, delay or otherwise affect in any material respect the consummation of transactions contemplated by this Agreement.

SECTION 6.4. Governmental Approvals. There is no requirement applicable to NRP, the Parent or Merger Subsidiary to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by NRP, the Parent or Merger Subsidiary of this Agreement, the due performance by it of its obligations hereunder or the lawful consummation by it of the transactions contemplated hereby, except for (i) the filing by or on behalf of NRP, the Parent or Merger Subsidiary or its “ultimate parent entity” of notification with the FTC or DOJ under the HSR Act and the expiration of the applicable “waiting period” thereunder,

(ii) the filing of the Certificate of Merger as required by the Act; (iii) such filings as may be required by any applicable federal or state securities or “blue sky” Law; and (iv) any other filing, consent, or requirement which, if not made, obtained or satisfied, would not reasonably be expected to prevent, impede, delay or otherwise affect in any material respect the transactions contemplated by this Agreement.

SECTION 6.5. Litigation. There are no Legal Proceedings pending or, to the Parent’s Knowledge, threatened against NRP, the Parent or Merger Subsidiary (i) that question the validity of this Agreement, the transactions contemplated hereby or any action taken or to be taken by NRP, the Parent or Merger Subsidiary in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (ii) that would reasonably be expect to adversely affect in any material respect the ability of NRP, the Parent or Merger Subsidiary to perform its obligations under and consummate the transactions contemplated by this Agreement.

SECTION 6.6. Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, (b) the accuracy of the representations and warranties of the Holders, the Partnership and the General Partner set forth herein, (c) any estimates, projections or forecasts of the Partnership have been prepared in good faith based upon assumptions that were and continue to be reasonable, (d) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (e) payment by the Partnership Parties of all related fees and expenses incurred by or on behalf of the Partnership Parties in connection with this Agreement and the transactions contemplated hereby, each of NRP, the Parent and Surviving Entity will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person and its Subsidiaries on a consolidated basis will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 6.7. Sophisticated Purchaser; Access to Information.

(a) Each of NRP and the Parent is an informed sophisticated entity with sufficient knowledge and experience in investment and financial matters and the aggregates industry to be capable of evaluating the risks and merits of the acquisition of the Partnership. Each of NRP and the Parent understands that the acquisition of the Partnership involves a high degree of risk and it is financially able to bear such risk.

(b) Each of NRP and the Parent has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. In entering into this Agreement, each of NRP and the Parent is relying solely upon the representations, warranties and other terms and provisions of this Agreement and on the conclusions drawn from its own due diligence review.

(c) The Parent and Merger Subsidiary acknowledge that the tax consequences of their acquisition of the Partnership Parties will depend on the Parent’s and Merger Subsidiary’s particular circumstances, and neither the Holders nor the Partnership Parties, nor any of their respective Affiliates, Subsidiaries, officers or agents, or any other Person, will be responsible or liable for the tax consequences to the Parent or Merger Subsidiary arising from their acquisition of the Partnership Parties (except to the extent provided in Article XII), and the Parent and Merger Subsidiary will look solely to, and rely upon their own advisers with respect to the tax consequences of their acquisition of the Partnership Parties; provided that neither the Holders nor the Partnership Parties may rely on this Section 6.7(c) to the extent they (i) failed to provide material information requested by Parent and Merger Subsidiary from which the Parent and Merger Subsidiary could determine the material tax consequences of this transaction, or (ii) provided the Parent and Merger Subsidiary with any fraudulent or misleading information from which the Parent and Merger Subsidiary could determine the material tax consequences of this transaction.

SECTION 6.8. Financing. The Parent will have as of the Closing Date sufficient funds with which to pay the Cash Merger Consideration, together with all fees and expenses incurred by or on its behalf in connection with the transactions contemplated by this Agreement.

SECTION 6.9. Fees. Other than fees owing to Greystone Group LLC, neither NRP nor the Parent nor Merger Subsidiary has paid, or become obligated to pay, any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

ARTICLE VII

COVENANTS

SECTION 7.1. Cooperation; Certain Consents and Approvals.

(a) From the date hereof until the Closing, upon the terms and subject to the conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things reasonably necessary, proper or advisable (subject to any applicable Laws) to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby, and the taking of such actions as are necessary to obtain or transfer any requisite Consents, Orders, Permits, qualifications, exemptions, waiting period expirations or terminations or waivers from any Person or Governmental Authority. In addition, no party shall take any action from the date hereof until the Closing (other than any action required to be taken under this Agreement or to which the other parties shall have granted their consent) that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent, Order, Permit, qualification, exemption, waiting period expiration or termination or waiver from any Governmental Authority or other Person required to be obtained prior to Closing.

(b) To the extent permitted by applicable Law and subject to any limitations on access to information provided for in Section 7.5, each party shall consult with the other parties with respect to, and provide any information reasonably requested by the other parties in connection with, all material filings made with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. If any party or any of its Affiliates receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by applicable Law, after consultation with the other parties, an appropriate response in compliance with such request.

(c) In addition to and without limiting any of the other covenants of the parties contained in this Section 7.1, the Parent, the Merger Subsidiary, the Partnership and the General Partner shall (i) make the filings required of them or their “ultimate parent entities” under the HSR Act in connection with the transactions contemplated hereby no later than ten Business Days after the date hereof, (ii) comply, at the earliest practicable date, with any request for additional information or documentary material received by them, or any of their respective Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state attorney general or other Governmental Authority in connection with antitrust matters, (iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by the FTC, DOJ, any state attorney general or any other Governmental Authority, (iv) use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust Law and (v) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Parent, the Merger Subsidiary, the General Partner and the Partnership shall each request early termination of the applicable “waiting period” under the HSR Act. With regard to the Parent, “commercially reasonable efforts” for purposes of this paragraph (c) shall include, at the request of the Partnership, notifying any Governmental Authority of its willingness to accept (i) an Order providing for the divestiture by the Parent of such properties, assets, operations, or businesses of the Parent or the Partnership as are necessary to permit the Parent to consummate the transactions contemplated by this Agreement, including an offer to hold separate such properties, assets, operations or businesses pending any such divestiture, and (ii) such other conditions, restrictions, limitations or agreements affecting the ownership of the Surviving Entity by the Parent or the conduct of business by the Parent or the Partnership as may be necessary to resolve such objections, if any, as may be asserted by the FTC, DOJ, any state attorney general or any other Governmental Authority with respect to the transactions contemplated hereby under any antitrust Law. Notwithstanding anything herein to the contrary, neither NRP nor Parent shall be required to take or agree to take any action, including a divestiture action, or to limit or agree to limit the freedom of action of NRP, Parent or any of their Affiliates that would, in the reasonable judgment of Parent, be reasonably likely to (a) require NRP, Parent or any of their respective Affiliates to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any material assets (whether tangible or intangible) or any material portion of any business of NRP, Parent, the Partnership Parties or any of their respective Subsidiaries or (b) materially impair the benefits or advantages that NRP or Parent expects to receive from the Merger.

SECTION 7.2. Conduct of Business.

(a) From the date hereof until the Closing, each of the Partnership Parties shall, unless the Parent shall otherwise consent in writing or except as described in Schedule 7.2(a) or as otherwise expressly contemplated by this Agreement:

(i) conduct the Business in all material respects in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to preserve the present business operations and organization of the Partnership Parties;

(iii) use commercially reasonably efforts to preserve the present relationships with Persons having material business dealings with the Partnership Parties (including material customers and suppliers); and

(iv) use commercially reasonable efforts to maintain the books and records of the Partnership Parties consistent with past practice.

(b) Without limiting the generality of the foregoing, from the date hereof until the Closing, the Partnership Parties shall not, unless the Parent shall otherwise consent in writing or except as described in Schedule 7.2(b) or as otherwise expressly contemplated by this Agreement:

(i) amend the Organizational Documents of any of the Partnership Parties;

(ii) issue or sell any Equity Interests of any of the Partnership Parties nor issue or grant any options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which any of the Partnership Parties would be obligated to issue or sell any Equity Interests of any of the Partnership Parties;

(iii) effect any recapitalization, reclassification, Equity Interest split, combination or like change in the capitalization of any of the Partnership Parties or amend any of the terms of any outstanding securities of any of the Partnership Parties;

(iv) merge or consolidate any of the Partnership Parties with any other Person or any agreement with respect thereto;

(v) engage in any new line of business;

(vi) incur any Indebtedness other than (A) any Indebtedness incurred under, and in accordance with, the Partnership Credit Agreement, or (B) any Indebtedness in the meaning of clauses (ii), (iv) and (v) of the definition of “Indebtedness” that is in the Ordinary Course of Business;

(vii) change the accounting methods of the Partnership Parties except as required by GAAP;

(viii) make any Tax elections that would be binding on the Partnership Parties, the Partnership Assets or the Business after the Closing Date;

(ix) sell, lease, license, dispose of or otherwise transfer Partnership Assets other than any such transfers that are in the Ordinary Course of Business;

(x) enter into or amend any employment, consulting or indemnification agreement or an agreement or Plan with respect to severance, bonuses, change in control or retention relating to any of the Employees (except as otherwise required by applicable Law) or incur or enter into any collective bargaining agreement with or other obligation to any labor organization or representative of Employees;

(xi) increase the compensation or benefits of any officer or salaried Employee, except for any such increases in the Ordinary Course of Business in respect of salaried Employees with compensation of less than $100,000 annually;

(xii) make a loan, advance or capital contribution to, or other investment in, any other Person;

(xiii) terminate or transfer the employment of any officer or salaried Employee, except for any such terminations for cause in respect of salaried Employees with compensation of less than $100,000 annually;

(xiv) assign, transfer, convey, mortgage or incur any Lien on any Real Property, Partnership Asset, the Partnership Interests or the Membership Interests (other than Permitted Liens);

(xv) settle, release or compromise any pending or threatened Legal Proceeding or claim;

(xvi) enter into, amend, restate, supplement, or waive any material rights under, any Contract that would be a Material Contract;

(xvii) adopt any plan of reorganization, liquidation or dissolution, file a petition in bankruptcy or consent to the filing of a bankruptcy petition in respect of any Partnership Party; and

(xviii) authorize or agree, whether in writing or otherwise, to do any of the foregoing;

provided, however, that this Section 7.2 shall not be construed to prohibit the payment of dividends and distributions in cash or in Units by the Partnership Parties to the holder of Equity Interests set forth on Schedule 7.2.

SECTION 7.3. Casualty Loss. If, after the date hereof but prior to the Closing, any portion of the Partnership Assets is damaged or destroyed by casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), the Partnership (a) shall promptly, but in no event later than three Business Days after receiving notice of such Casualty Loss, notify the Parent and NRP in reasonable detail in writing thereof, indicating whether and to what extent such Casualty Loss would reasonably be expected to be covered by the Insurance Policies; and (b) may, at its sole discretion, if and to the extent such Casualty Loss is capable of being repaired, restored or otherwise cured prior to the Closing Date, at the Partnership’s sole cost, fully repair, restore or otherwise cure such Casualty Loss in a reasonable, prudent and workmanlike manner.

SECTION 7.4. Access to Information. From the date hereof until the Closing Date, the Partnership and the General Partner shall each, (i) make its management personnel reasonably available to the Parent and NRP and their respective Representatives, (ii) subject to and in compliance with any obligations of confidentiality or non-disclosure provided by applicable Law or contained in any Contracts to which the Partnership or the General Partner is a party or by which it is bound (which restrictions on disclosure, the Partnership and General Partner will use commercially reasonable efforts to obtain waivers therefrom), provide the Parent and NRP and their respective accountants, employees, attorneys and other Representatives reasonable access to, and permit such Persons to review, during normal business hours and upon reasonable prior written request, its properties, books, Contracts, accounts, records and files, including for the purpose of performing an Environmental Assessment and (iii) provide such other information to the Parent and NRP and their respective Representatives as they may reasonably request, in each case, which is (a) reasonably necessary to assist the Parent and NRP with integration and transition planning in connection with the transactions contemplated hereby and (b) not inconsistent with applicable Law. Notwithstanding the foregoing, the Parent and NRP acknowledge that none of the Holders, the General Partner, the Partnership nor their respective Subsidiaries or Affiliates shall be obligated to provide to the Parent or NRP (i) any information relating to any offers or indications of interest received by the Holders, the Partnership or their respective Affiliates or representatives from any Person other than the Parent to acquire the General Partner, the Partnership, or any of their respective Equity Interests, properties or assets or any communications between the Holders, the General Partner, the Partnership or their respective Affiliates or representatives on the one hand and any such other Person on the other hand relating to such offers or indications of interest or the transactions contemplated thereby (it being understood that the Holders may retain all such documents, information and communications, which shall be the sole property of the Holders at all times prior to and after the Closing), (ii) any work papers or similar materials prepared by the independent public accountants of the Partnership, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion (and the Partnership and General Partner will use commercially reasonable efforts to obtain such agreements), and (iii) any documents or information that are protected by the attorney-client privilege or work product doctrine protections if the General Partner or the Partnership reasonably determines that providing copies or access to such documents or information could give rise to a possible waiver of such privilege protections after considering the parties’ arrangements to preserve applicable privileges and protections.

SECTION 7.5. Certain Confidential Information. The Parent hereby acknowledges that in connection with the transactions contemplated by this Agreement, it and its Affiliates have received and will continue to receive certain documents and information in connection with the transactions contemplated by this Agreement. All such materials reviewed or received, including, without limitation, materials reviewed in connection with Section 7.4, shall be deemed to be Confidential Information for the purposes of the Confidentiality Agreement. The Parent acknowledges that it and its Affiliates are bound by the Confidentiality Agreement and agrees that it will not, and it will not permit any of its Affiliates, directors, officers, independent accountants, agents or other representatives to, use or disclose any Confidential Information except as permitted by such agreement. The provisions of this Section 7.5, insofar as they relate to Confidential Information with respect to the business, operations, properties, assets, liabilities, financial condition and results of operations of the Partnership, shall terminate upon the Closing. Except as provided in the immediately preceding sentence, the provisions of this Section 7.5 shall survive the Closing or any termination of this Agreement.

SECTION 7.6. Holder Access to Documents; Preservation of Books and Records.

(a) For a period of seven years from and after the Closing Date, (i) the Parent shall cause the Surviving Entity not to dispose of or destroy any of the books and records of the General Partner and the Partnership relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to the Holder Representative by written notice to the Holder Representative at least 90 days prior to the proposed date of such disposition or destruction; (ii) the Parent shall cause the Surviving Entity to allow the Holder Representative and its agents access to and to copy all Books and Records; and (iii) the Parent shall cause the Surviving Entity to make available to the Holder Representative upon written request (1) the personnel of the Surviving Entity to assist the Holder Representative in locating and obtaining any Books and Records or other documents, and (2) any personnel of the Surviving Entity whose assistance or participation is reasonably required by the Holder Representative or any of its Affiliates in anticipation of, or preparation for, existing or future Legal Proceeding or other matters in which any of the Holders or their respective Affiliates is or becomes involved.

(b) The seven-year period referred to in Section 7.6(a) shall be extended if the Holder Representative (or its successor) advises the Parent in writing that any Legal Proceeding or investigation is pending or threatened at the termination of such seven-year period, in which case such extension shall continue until any such Legal Proceeding or investigation has been dismissed or settled through judgment or otherwise resolved.

SECTION 7.7. Limited Representations. Each of the Parent and Merger Subsidiary expressly acknowledges and agrees that (a) no Holder has made and shall not be deemed to have made to the Parent or Merger Subsidiary any representation or warranty other than those expressly made by such Holder in Article IV hereof and in the Rollover Agreement and any certificates delivered at Closing hereunder and under the Rollover Agreement, and (b) neither of the General Partner nor the Partnership has made and shall not be deemed to have made to the Parent or Merger Subsidiary any representation or warranty other than those expressly made by the General Partner or the Partnership in Article V hereof and in the Rollover Agreement and any certificates delivered at Closing hereunder and thereunder. Without limiting the generality of the foregoing, each of the Parent and the Merger Subsidiary further acknowledges and agrees that none of the Holders, the General Partner nor the Partnership nor any of their respective Affiliates or representatives has made or is making any representations or warranties of any kind, express or implied or statutory, at law or equity, with respect to the General Partner or the Partnership or its respective actual or prospective business, operations, assets, liabilities, results of operations or financial condition other than as set forth in Articles IV and V (as applicable), including, but not limited to, any (i) express or implied warranties as to any financial projections or other forward-looking information with respect to the business of the General Partner, Partnership or the Surviving Entity, (ii) implied warranties of merchantability and fitness for a particular purpose or (iii) express or implied warranties as to any other matter which, under applicable Law, would be deemed to give rise to any express or implied warranty unless such warranties are expressly disclaimed by such Holder, the General Partner or the Partnership, and each of the Holders, the General Partner and the Partnership hereby disclaim any other representations or warranties that would otherwise be deemed to be made by themselves, their Affiliates or any of their respective officers, directors, employees, agents, financial and legal advisors or other representatives, in connection with this Agreement or the transactions contemplated hereby.

SECTION 7.8. Litigation Support and Cooperation. If and for so long as any party hereto is actively contesting or defending against any Claim or Legal Proceeding arising in connection with (i) the transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the

General Partner or Partnership (other than an action brought by one party to this Agreement against another party or parties under the terms of this Agreement or in connection with the transactions contemplated hereby), each of the parties will reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XII); provided, however, that the obligations of the parties contained in this Section 7.8 with respect to Claims or Legal Proceedings of the type described in clause (ii) above shall not apply until after the Closing unless any such Claims or Legal Proceedings would reasonably be expected to prevent, impede or otherwise affect in any material respect the transactions contemplated by this Agreement.

SECTION 7.9. Supplemental Disclosure. Each of the Holders, the General Partner and the Partnership shall have the right and obligation from time to time during the period commencing on the date hereof and ending on the Closing Date to supplement or amend the information contained in the Disclosure Schedules delivered by it to Parent with respect to any matter first arising after the date of this Agreement and is not the result of any action taken by the General Partner or the Partnership that constitutes a breach of its covenants contained in this Article VII. For purposes of determining whether the condition in Section 9.1 has been fulfilled or any of the rights to indemnification under Section 12.2, any such Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement thereof.

SECTION 7.10. Pay-Off Letters. No later than three Business Days prior to the Closing Date, the Partnership shall deliver to the Parent (a) invoices with respect to all expenses listed in (1) and (2) of the definition of Transaction Expenses incurred prior to or upon Closing (the “Transaction Expense Invoices”) and (b) pay-off letters in customary form in respect of the repayment at the Closing Date of any other Closing Indebtedness, in each case setting forth (i) the aggregate amount, including per diem interest, breakage costs, prepayment penalties, and other fees, required to be paid to discharge fully such Closing Indebtedness, and (ii) wire transfer instructions for the applicable administrative agent or creditor, as applicable (the “Pay-off Letters”). Each Payoff Letter shall provide for the release and termination of all guarantees and Liens, recourse and other obligations associated with the Closing Indebtedness that is the subject of such Payoff Letter upon receipt of the amount specified in such Payoff Letter on the Closing Date.

SECTION 7.11. Estoppel Certificates. The Partnership shall use its commercially reasonable efforts to obtain an estoppel certificate from each of the lessors listed on Schedule 7.11, in respect of the Real Estate Leases to which such lessors are a party, in form and substance reasonably acceptable to the Parent, certifying to the current validity and effectiveness of such Real Estate Lease, the absence of material defaults by any party thereunder, and such other matters as the Parent may reasonably request. For purposes of this Section 7.11, “commercially reasonable efforts” shall not require the Partnership to sell any assets, pursue any litigation, or pay, incur, convey, endure, or deliver any monetary payments or other form of consideration, whether tangible or intangible, including any property, detriment, debt, right, license, obligation, waiver or release.

SECTION 7.12. Unitholder Approval. Immediately following the execution and delivery of this Agreement by the parties, the LP Holders shall deliver to the Partnership the Written Unitholder Consent, duly executed by each of the LP Holders. As soon as practicable after receipt of such Written Unitholder Consent, the Partnership shall provide the Parent with a copy thereof, certified as true and complete by an executive officer of the Partnership. If such certified copy is not delivered to the Parent within 24 hours after the execution of this Agreement, the Parent will have the right to terminate this Agreement as set forth in Section 11.1(f).

SECTION 7.13. Insurance Policies. To the extent the term of any of the Insurance Policies would expire prior to the Outside Date, the Partnership shall extend the terms of such Insurance Policies for 60 days.

SECTION 7.14. Voting and Omnibus Agreements. The Partnership Parties and the Holders shall cause the Voting Agreement and the Omnibus Agreement to be terminated effective as of the Closing.

ARTICLE VIII

TAX MATTERS

SECTION 8.1. Tax Returns and Reporting.

(a) The Holder Representative shall prepare or cause to be prepared, and timely file (taking into account any applicable extensions), (i) all U.S. federal income Tax Returns and state income Tax Returns (other than with respect to state income Taxes imposed directly on the Partnership or the General Partner) required to be filed by the Partnership or Partnership Parties which are attributable to taxable periods ending on or prior to the Closing Date (including any such Tax Returns which are due after the Closing Date) and (ii) all other Tax Returns which are required to be filed by the Partnership Parties, the due date of which (taking into account extensions) occurs on or before the Closing Date. The Holder Representative shall prepare and timely file the Tax Returns referred to in this Section 8.1(a) in accordance with its prior practice for preparing and filing the Partnership Parties’ Tax Returns (except as otherwise required by applicable Law), but in no event shall they be filed after November 30, 2014.

(b) The Parent shall prepare or cause to be prepared, and timely file (taking into account any applicable extensions), all Tax Returns required to be filed by the Partnership Parties other than Tax Returns described in Section 8.1(a). Not later than 30 days prior to the due date (including extensions thereof) for any such Tax Return with respect to a Pre-Closing Tax Period (a “Pre-Closing Tax Return”), the Parent shall provide, or cause to be provided, to the Holder Representative a draft of such Pre-Closing Tax Return, together with the work papers and schedules utilized in its preparation for review and comment by the Holder Representative, which comments shall be duly incorporated, with the consent of the Parent (such consent not to be unreasonably withheld), in the preparation of the final copy of such Pre-Closing Tax Return. Promptly upon filing, the Parent shall deliver to the Holder Representative a copy of each Pre-Closing Tax Return, and the Holder Representative shall pay to the Parent, any amounts required to be paid in connection with the filing of the Pre-Closing Tax Return with respect to a Pre-Closing Tax Period to the extent those amounts are not reflected as liabilities in the Final Balance Sheet.

SECTION 8.2. No Changes in Elections, etc. Except as provided in Section 8.5 or Schedule 8.2, the Parent shall not, and it shall cause its Affiliates and the Surviving Entity not to, make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of the Partnership Holders or the Partnership Parties in respect of any taxable period or portion thereof ending on or prior to the Closing Date.

SECTION 8.3. Tax Refunds. After the Closing Date, any refund, credit or offset received or utilized by the Parent or any of its Affiliates in respect of Taxes paid by the Partnership Holders or the Partnership Parties in respect of any Pre-Closing Tax Period shall be paid by the recipient to the Holder Representative promptly upon receipt.

SECTION 8.4. Tax Contests. The Parent shall promptly notify the Holder Representative in writing of any matter which may give rise to a claim for indemnification against the Partnership Holders in respect of Taxes pursuant to Section 12.2 upon receiving written notice of such matter; provided, however, that failure of the Parent to give the Holder Representative notice as provided herein will not relieve the Partnership Holders of their indemnification obligations under Section 12.2, except as to the extent that the Partnership Holders are prejudiced by the Parent’s failure to give such prompt notice. The Holder Representative shall be entitled to manage, conduct and control any Tax audits, examinations, appeals, litigation, or other Tax proceedings relating to Tax items and issues for which the Partnership Holders are required to indemnify Parent under Section 12.2 or relating to any Income Tax Return filed by the Partnership or General Partner in respect of any Pre-Closing Period (each, a “Tax Contest”), unless such Tax Contest arises in a proceeding that also involves Tax items or issues of the Parent or any of its Affiliates other than the Partnership Parties or that also involves Tax items or issues of the Surviving Entity for taxable periods ending after the Closing Date, in which case the Holder Representative and the Parent shall jointly control the Tax Contest. In any event, the Parent shall have the right to participate in, and consult with the Holder Representative regarding, any Tax Contest described in this paragraph that may affect the Surviving Entity for any periods ending after the Closing Date at the Parent’s own expense, and the Holder Representative shall keep the Parent reasonably informed of material developments in such Tax Contest and provide the Parent with copies of any written correspondence from or to the relevant Tax Authority with respect to such Tax Contest. Any settlement or other disposition of any Tax Contest (whether administratively or after the commencement of litigation), which is controlled by the Holder Representative pursuant to this paragraph and which could reasonably be expected to increase any Taxes of the Surviving Entity in any taxable period or portion thereof ending after the Closing Date, may only be settled or disposed with the written consent of the Parent, which consent will not be unreasonably withheld, conditioned or delayed. In cases where the Tax Contest is jointly controlled, neither party may settle or concede, either administratively or after the commencement of litigation, any such Tax Contest without the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall the Parent be entitled to settle or concede, either administratively or after the commencement of litigation, any Tax Contest unless (i) the Holder Representative consents (in writing) to such settlement or concession, which consent will not be unreasonably withheld, conditioned or delayed or (ii) the Parent agrees to waive its right to be indemnified for the issue being conceded or settled. In the event of a conflict between the provisions of this Section 8.4 and Article XII, the provisions of this Section 8.4 shall control.

SECTION 8.5. Tax Characterization of Transaction. The Merger shall be treated for Federal income tax purposes as (i) a merger of the Partnership into NRP and (ii) a merger of the General Partner into NRP, in each case undertaken pursuant to the “assets-over form” described in Treasury Regulation Section 1.708- 1(c)(3)(i). Notwithstanding the foregoing, pursuant to Treasury Regulation Section 1.708-1(c)(4), the Partnership Interests and Membership Interests (as applicable) held by the Cash Holders are being purchased by NRP for the portion of the Merger Consideration allocated to the Cash Holders (together with relief from any liabilities allocable to such Partnership Interests and Membership Interests under the principles of Section 752 of the Code), and each Holder that is a Cash Holder, concurrently with the execution and delivery of this Agreement, and each Cash Holder that is not a Holder, prior to Closing, shall deliver documentation evidencing that such Cash Holder consents for United States federal income tax purposes (and to the extent applicable, state or local income tax purposes) to treat its allocated portion of the Merger Consideration (together with relief from any liabilities allocable to its Partnership Interests and Membership Interests under the principles of Section 752 of the Code) as received for a sale to NRP of the Partnership Interests and Membership Interests (as applicable) held by such Cash Holder. In the event that the Partnership (or General Partner) does not have a valid election under Section 754 of the Code in effect, the parties hereto agree that the Partnership (or General Partner) will make an election under Section 754 of the Code that will apply to the transfer of Partnership Interests (or Membership Interests) pursuant to this Agreement. With respect to the Rollover Holders, the parties hereto agree to treat the Merger, to the greatest extent possible, as a non-taxable transaction, including through application of Section 721 of the Code, the qualified liability rules of Treasury Regulation Section 1.707-5, and the merger rules of Proposed Treasury Regulation Section 1.707-5(f). Any portion of the Merger Consideration that does not qualify as part of a nontaxable transaction to a Rollover Holder shall, pursuant to Treasury Regulation Section 1.708-1(c)(4), be treated as the proceeds of a sale of a portion of the Partnership Interests and Membership Interests (as applicable) held by the Rollover Holders, and each Rollover Holder, concurrently with the execution and delivery of this Agreement, shall deliver documentation evidencing that such Rollover Holder consents for United States federal income tax purposes (and to the extent applicable, state or local income tax purposes) to treat such taxable amounts as received for a sale to NRP of an applicable portion of the Partnership Interests and Membership Interests (as applicable) held by such Rollover Holder. The remainder of the Merger Consideration (if any) will be considered to be paid as consideration for a sale of assets to the Parent to the extent that the transaction constitutes a “sale” of the assets of the Partnership or the General Partner under Treasury Regulation Section 1.707-3(a)(2).

SECTION 8.6. Transfer Taxes. The Partnership Parties shall bear all sales, real property, use, excise, gross receipts, transfer, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, if any, assessed or payable in connection with the Merger pursuant to this Agreement; provided that the party legally responsible for any such Taxes shall timely remit the same, and if the Partnership Holders are the legally responsible party, the Parent shall promptly reimburse the Holder Representative for such Taxes, which amount shall be included in Transaction Expenses.

SECTION 8.7. Cooperation; Access to Records. After the Closing Date, each of the Holder Representative and the Parent shall:

(a) assist (and cause its respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1;

(b) promptly notify the other party in writing upon receipt of notice of any pending or threatened audits or assessments relating to Taxes for which the Partnership Holders or the Parent (as the case may be) may be required to pay indemnification under Article XII;

(c) cooperate fully in preparing for and conducting any audits of or disputes with any Taxing Authority regarding any Tax Returns of the Partnership Parties;

(d) make available to the other party, to the Partnership Holders, and to any Taxing Authority as reasonably requested all records, documents, accounting data and other information relating to Taxes of or arising in respect of the Partnership Parties;

(e) furnish the other party with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the Holders or the Parent (as the case may be) may be required to pay indemnification under Article XII; and

(f) execute and deliver such powers of attorney and other documents as are necessary to carry out the purposes and intent of this Article VIII.

SECTION 8.8. Tax Treatment of Payments. All amounts payable under Sections 12.2 and 12.3 shall be treated as adjustments to the Merger Consideration for all Tax purposes, except and to the extent (i) any portion of one or more of such amounts is treated as interest under Section 1272, 1274 or 483 of the Code or other provision of the Code and any similar provision of state and local Tax Law or (ii) otherwise required under applicable Tax Law.

ARTICLE IX

CONDITIONS PRECEDENT TO PARENT’S OBLIGATIONS

The obligation of the Parent to consummate the Merger and the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or waiver by the Parent) of the following conditions at or prior to the Closing:

SECTION 9.1. Accuracy of Representations and Warranties. Each of the representations and warranties of the Holders, the General Partner and the Partnership (a) contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.7, Section 5.1 through Section 5.7, and Section 5.32 shall be true and correct in all respects, (b) contained in Articles IV and V that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and (c) contained in Articles IV and V that that are not listed in clauses (a) or (b) of this Section 9.1 shall be true and correct in all material respects, in each case (a) through (c) as if made on and as of the date of this Agreement and the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period).

SECTION 9.2. Performance of Covenants. The Holders, the General Partner and the Partnership shall have performed and complied in all material respects with the covenants and obligations contained in this Agreement required to be performed or complied with by them at or prior to the Closing Date.

SECTION 9.3. No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall have been no Event that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 9.4. Uncured Casualty Losses. Between the date of this Agreement and the Closing Date, there shall have been no Casualty Loss that (a) remains uncured on the Closing Date and (b) (i) if the Partnership Assets affected by such uncured Casualty Losses are covered by the Insurance Policies, would reasonably be expected to exceed $20,000,000 in the aggregate or (ii) if the Partnership Assets affected by such uncured Casualty Losses are not covered by the Insurance Policies, would reasonably be expected to exceed $10,000,000 in the aggregate.

SECTION 9.5. No Order or Legal Proceedings. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated in this Agreement. There shall not be pending or threatened any Legal Proceeding brought by any Governmental Authority or third Person challenging or seeking to restrain or prohibit the consummation of the transactions contemplated in this Agreement.

SECTION 9.6. HSR Clearance. Any “waiting period” or extension thereof applicable under the HSR Act to the transactions contemplated by this Agreement shall have expired or been terminated.

SECTION 9.7. Closing Deliveries. The Parent shall have received the items to be delivered by the Holders, the General Partner and the Partnership pursuant to Section 3.2.

SECTION 9.8. CorEnergy Guaranty. CorEnergy Infrastructure Trust, Inc. shall have provided an executed copy of the CorEnergy Guaranty.

Notwithstanding the foregoing, the Parent may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by (i) an action or inaction on the part of any of the Holders, the General Partner, the Partnership or their Affiliates explicitly requested or consented to in writing or by the Parent or (ii) the failure of the Parent to comply in any material respect with its obligations under this Agreement.

ARTICLE X

CONDITIONS PRECEDENT TO

THE OBLIGATIONS OF THE GENERAL PARTNER AND THE PARTNERSHIP

The obligation of the General Partner and the Partnership to consummate the Merger and the other transactions contemplated hereby on the Closing Date is subject to the satisfaction (or waiver by the Partnership) of the following conditions at or prior to the Closing:

SECTION 10.1. Accuracy of Representations and Warranties. Each of the representations and warranties of the Parent and Merger Subsidiary contained in Article VI (a) contained in Section 6.1, Section 6.2, Section 6.3 and Section 6.9 shall be true and correct in all respects, (b) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and (c) that are not listed in clauses (a) or (b) of this Section 10.1 shall be true and correct in all material respects, in each case (a) through (c) as if made on and as of the date of this Agreement and the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period).

SECTION 10.2. Performance of Covenants. Each of NRP, the Parent and Merger Subsidiary shall have performed and complied in all material respects with the covenants and obligations contained in this Agreement required herein to be performed or complied with by it at or prior to the Closing Date.

SECTION 10.3. No Order. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated hereby.

SECTION 10.4. HSR Clearance. Any “waiting period” or extension thereof applicable under the HSR Act to the transactions contemplated by this Agreement shall have expired or been terminated.

SECTION 10.5. Closing Deliveries. The Partnership (for itself and on behalf of the General Partner) shall have received all of the items to be delivered by the Parent pursuant to Section 3.3.

Notwithstanding the forgoing, the General Partner and the Partnership may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by (i) an action or inaction on the part of NRP or Parent explicitly requested or consented to in writing or by any of the Holders, the General Partner or the Partnership or (ii) was caused by the failure of any of the Holders, General Partner or the Partnership to comply in any material respect with its obligations under this Agreement.

ARTICLE XI

TERMINATION

SECTION 11.1. Termination of Agreement. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing only as follows:

(a) Mutual Consent. By mutual written consent of the General Partner, the Partnership, and the Parent;

(b) Consummation Prohibited. By any of the General Partner, the Partnership or the Parent, if any Governmental Authority with jurisdiction over such matters shall have issued an Order restraining, enjoining, or otherwise prohibiting in any material respect the consummation of the transactions contemplated by this Agreement and such Order shall have become final and unappealable, provided that the terminating Party has satisfied its obligations under Section 7.1(a) in response to the actions or requests of such Governmental Authority;

(c) Breach of a Covenant by the Parent. By the Partnership, if (i) Parent shall have failed to comply with any of its covenants or agreements in this Agreement which failure to comply (y) would result in the failure of a condition set forth in Article X and (z)(A) cannot be cured by the Outside Date or (B) if capable of being cured by the Outside Date, shall not have been cured within thirty (30) days following the receipt of written notice (which notice must specify in reasonable detail the nature of the failure and Partnership’s intention to terminate this Agreement under this Section 11.1(c) if the failure is not cured) from the Partnership of such failure to perform (or such longer period, not to extend beyond the Outside Date, during which the Parent is using reasonable efforts to cure); provided, however, that in the case of this clause (i), the Partnership is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement such that a condition set forth in Article IX would not be satisfied or (ii) if all of the conditions set forth in Article IX have been satisfied or waived (other than conditions that by their nature are to be satisfied by actions taken at the Closing) and the Parent fails to consummate the transactions contemplated by this Agreement within five (5) Business Days following the date that the Closing should have occurred pursuant to Article 3 and the Partnership was ready, willing and able to consummate the Closing during such period;

(d) Breach of a Covenant by the General Partner or the Partnership. By the Parent, if (i) the General Partner or the Partnership shall have failed to comply with any of its covenants or agreements in this Agreement, which failure to comply (y) would result in the failure of a condition set forth in Article IX and (z) (A) cannot be cured by the Outside Date or (B) if capable of being cured by the Outside Date, shall not have been cured within thirty (30) days following the receipt of written notice (which notice must specify in reasonable detail the nature of the failure and the Parent’s intention to terminate this Agreement under this Section 11.1(d) if the failure is not cured) from the Parent of such failure to perform (or such longer period, not to extend beyond the Outside Date, during which the Partnership is using reasonable efforts to cure); provided, however, that, in the case of this clause (i), the Parent is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement such that a condition set forth in Article X would not be satisfied, or (ii) if all of the conditions set forth in Article X have been satisfied or waived (other than conditions that by their nature are to be satisfied by actions taken at the Closing) and the General Partner or the Partnership fail to consummate the transactions contemplated by this Agreement within five (5) Business Days following the date that the Closing should have occurred pursuant to Article 3 and the Parent was ready, willing and able to consummate the Closing during such period; or

(e) Expiration Date. By the General Partner, the Partnership or the Parent, if the Closing shall not have occurred prior to or on October 15, 2014 (the “Outside Date”) (which date may be extended by the mutual written agreement of the Partnership and the Parent); provided, however, that the right to terminate this Agreement pursuant to this paragraph (e) shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the cause of or shall have resulted in the failure of the Closing to occur on or before the Outside Date.

(f) Failure to Obtain Unitholder Approval. By the Parent if a copy of the Written Unitholder Consent, certified in accordance with Section 7.12, has not been delivered to Parent within 24 hours following execution of this Agreement.

SECTION 11.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties to this Agreement shall terminate without further liability of any party to another, except that this Section 11.2, Section 7.5 and Article XIV shall survive any termination; provided, however, that nothing herein shall relieve a breaching or defaulting party for liability to the extent the termination is the result of a willful and material breach by the party of a representation, warranty, or covenant contained in this Agreement, in which case the non-breaching party may pursue any legal or equitable remedies to which it may be entitled.

(b) If this Agreement is terminated for any reason, the Parent shall return or cause to be returned to the General Partner and the Partnership all Confidential Information and all other documents, materials and records (including records in electronic form) in accordance with the terms and conditions of the Confidentiality Agreement.

ARTICLE XII

INDEMNIFICATION

SECTION 12.1. Survival of Representations and Warranties and Covenants. The representations and warranties of the parties contained in this Agreement,

and rights to indemnification in respect thereof, shall survive the Closing and continue in effect until the eighteen-month anniversary of the Closing Date; provided, that (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.7, 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.32, 6.1, 6.2, 6.3 and 6.9 (the “Fundamental Representations”), and rights to indemnification in respect thereof, in each case shall survive the Closing and continue in effect indefinitely; (b) the representations and warranties set forth in Section 5.22 shall survive the Closing and continue in effect until the date that is sixty (60) days after the expiration of the statute of limitation applicable to the matter to which such representation or warranty relates; and (c) the representations and warranties set forth in Sections 5.24 and 5.25 shall survive the Closing and continue in effect until the three-year anniversary of the Closing Date; provided, further, that all such representations, warranties and rights of indemnification shall survive until any claim in respect thereof is finally resolved to the extent a claim for indemnification or other claim based upon, resulting from or arising out of a breach or inaccuracy of such representation is made with reasonable specificity in accordance with this Article XII. All covenants and agreements that by their terms are to be performed prior to or on the Closing Date shall survive the Closing and continue in effect for 90 days following the Closing Date and all covenants and agreements that by their terms are to be performed in whole or in part subsequent to the Closing shall remain in full force until such particular covenant or agreement is fully performed as provided in this Agreement.

SECTION 12.2. Partnership Holders’ Indemnification Obligations.

(a) Subject to the limitations set forth in this Article XII, from and after the Closing Date, each Partnership Holder shall severally and not jointly indemnify and hold NRP, the Parent, each of their respective Affiliates (including the Surviving Entity and each of the Operating Companies after the Applicable Time) and the respective officers, directors, managers, partners, members and employees of each of the foregoing (the “Parent Indemnified Parties”) harmless from and against any and all Claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, “Losses”) arising out of (i) with respect to the Holders, (A) any breach of any representation or warranty of such Holder contained in Article IV or (B) any breach of or failure to perform any covenant on the part of such Holder contained in this Agreement (any such matter referred to in (i), an “Individual Claim”), (ii) any breach of any representation or warranty of the General Partner or the Partnership contained in Article V, (iii) any breach of or failure to perform any covenant on the part of the General Partner or the Partnership contained in this Agreement, and (iv) (A) Taxes of the Partnership Parties that are attributable to any taxable periods and partial taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”), except to the extent such Taxes were reflected as liabilities in the Closing Working Capital, and (B) and any other Losses incurred by the Partnership Parties or Parent as a result of the matters identified on Schedule 5.22, (v) any Legal Proceedings by holders of Partnership Interests or Membership Interests relating to the Merger or the other transactions contemplated by this Agreement or the Rollover Agreement, (vi) Unpaid Closing Indebtedness and (vii) Partnership Expenses (any such matter referred to in (ii) through (vii), a “Partnership Claim”); provided, that in each case, notice of the applicable breach is given to the Holder Representative prior to the end of the applicable survival period set forth in Section 12.1; provided, further that in the case of clause (iv) above, notice of the applicable Taxes attributable to periods ending on or before the Closing Date may be given to the Holder Representative at any time prior to the date on which the applicable statute of limitations related to such Taxes expires. For purposes of clause (iv) of this Section 12.2(a), in the case of any Taxes that are payable for a Tax period that includes, but does not end on, the Closing Date (a “Straddle Period”), the portion of such Tax attributable to the Pre-Closing Tax Period shall (A) in the case of any Tax based upon or related to income, sales, gross receipts or wages, be deemed to equal the amount that would be payable if the Pre-Closing Tax Period ended (and the books of the Partnership were closed) on the Closing Date and (B) in the case of any Taxes other than those described in clause (A) (e.g., property or ad valorem Taxes), be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Pre-Closing Tax Period and (ii) the denominator of which is the number of days in the entire Straddle Period; provided, that for the avoidance of doubt, the portion of the Tax for a Straddle Period attributable to the Pre-Closing Tax Period with respect to any Pre-Closing Tax Return filed by the Parent that does not take into account changes and comments requested by the Holder Representative shall be determined as provided in the last sentence of Section 8.1(b).

(b) The indemnification obligations of a Holder with respect to any Individual Claim shall solely be an obligation of such Holder. The indemnification obligations of each Partnership Holder with respect to any Partnership Claims shall be several and not joint to the extent of each Partnership Holder’s pro rata share of any Losses incurred in connection with such Partnership Claim, which pro rata share shall be determined in accordance with the percentage of the Merger Consideration set forth opposite each Partnership Holder’s name on Updated Exhibit C.

SECTION 12.3. Parent’s Indemnification Obligations. Subject to the limitations set forth in this Article XII, from and after the Closing Date, the Parent shall indemnify and hold each of the Partnership Holders and their Affiliates and each of their respective officers, directors, managers, partners, members and employees (the “Holder Indemnified Parties”) harmless from and against any and all Losses arising out of (a) any breach of any representation or warranty of NRP, the Parent or Merger Subsidiary contained in Article VI, (b) any breach of any covenant on the part of NRP, the Parent or Merger Subsidiary contained in this Agreement, and (c) any breach of any covenant on the part of the General Partner, the Partnership or Surviving Entity contained in this Agreement, but only to the extent that such agreement or covenant is required to be performed after Closing (any such matter referred to in (a) through (c), a “Holder Claim”); provided, that in the case of clauses (a), (b) and (c) above, notice of the applicable breach is given to the Parent prior to the end of the survival period set forth in Section 12.1.

SECTION 12.4. Limitations on Indemnification.

(a) In no event shall the indemnification obligations include any obligation to provide indemnification for Losses of the type identified in Section 12.2(a)(i)(A), Section 12.2(a)(ii) or Section 12.3(a) (collectively, “Covered Claims”), whether asserted pursuant to any Individual Claim, Partnership Claim, Holder Claim or Third-Party Claim, unless and until the aggregate amount of all Losses arising out of such

Covered Claims for which indemnification is sought exceeds on a cumulative basis an amount equal to $1,500,000 (the “Indemnity Basket”), in which case the Indemnified Parties shall be entitled to Losses in excess of the Indemnity Basket up to the Ceiling. In addition to the foregoing limitations, if the total amount of Losses in respect of any Covered Claim (or any series of Covered Claims arising from the same or substantially similar facts or circumstances) arising out of a specific breach does not exceed $25,000, then no Indemnified Party shall be entitled to indemnification for any Losses arising from such Covered Claim but such Losses shall be included for purposes of determining whether the Indemnity Basket has been exceeded. The limitations set forth in this Section 12.4(a) shall not apply to Covered Claims in respect of any breaches of Fundamental Representations or the representations and warranties set forth in Section 5.22.

(b) In no event shall the indemnification obligations for Covered Claims exceed $25,000,000 (the “Ceiling”), except that, for Covered Claims in respect of any breaches of Fundamental Representations or the representations and warranties set forth in Section 5.22, the Ceiling shall be an amount equal to one hundred percent (100%) of the Merger Consideration minus the amount of all other Losses in respect of Covered Claims previously paid or payable by the Parent or the Holders, as applicable, pursuant to this Article XII.

(c) No Indemnified Party shall have any claim for indemnification under, and no Indemnifying Party shall have an obligation to, and the Indemnification Escrow Amount shall not be available to, indemnify any Indemnified Party under Section 12.2 or Section 12.3, as applicable, with respect to any Losses arising out of a breach of any representation or warranty to the extent that, prior to or at Closing, the Parent had Parent’s Knowledge or the Partnership had Partnership’s Knowledge of such breach, as applicable, unless the applicable Indemnified Party shall have delivered a written notice to the applicable Indemnifying Party at any time prior to the Closing which identifies such breach, describes in reasonable detail the information in the possession of the Indemnified Party with respect thereto and states that it is being delivered to the Indemnifying Party pursuant to this Section 12.4(c).

(d) Notwithstanding anything to the contrary contained in this Article XII, any amount payable from the Indemnification Escrow Fund in respect of any Losses pursuant to Section 12.2 shall be decreased to the extent the amount of such Losses were accurately reflected in the Closing Statement.

SECTION 12.5. Third-Party Claims. If any third party asserts a Claim (a “Third-Party Claim”) against an Indemnified Party that could reasonably be expected to give rise to a right on the part of the Indemnified Party to indemnification under Section 12.2 or Section 12.3, the Indemnified Party shall give notice of such Third-Party Claim to the Holder Representative and Escrow Agent (in the case of a Third-Party Claim asserted against a Parent Indemnified Party) or the Parent (in the case of a Third-Party Claim asserted against a Holder Indemnified Party) as soon as practicable (but in no event later than fifteen (15) Business Days after receiving notice of such Third-Party Claim), and the Indemnifying Party shall have the right to assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party

Claim; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that the Indemnifying Party may have hereunder with respect to such Third-Party Claim, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure, including to the extent the failure to so notify the Indemnifying Party results in Losses to the Indemnifying Party or the forfeiture of substantive rights or defenses that would otherwise be available in the defense of such Third-Party Claim; provided, further, that the Indemnifying Party may not assume the defense if (i) such Third-Party Claim seeks injunctive or other equitable relief against the Indemnified Party; or (ii) such Third-Party Claim would reasonably be expected to materially and adversely affect Indemnified Party’s ongoing or future business. If the Indemnifying Party is not permitted to assume the defense, elects not to assume the defense or fails to assume the defense within fifteen (15) Business Days after receiving notice of such Third-Party Claim, then the Indemnified Party shall have the right, but not the obligation, to employ counsel reasonably satisfactory to the Indemnifying Party to represent or defend it against any such Third-Party Claim, and, subject to Section 12.4, the reasonable out of pocket attorney’s fees incurred by the Indemnified Party for such counsel will be included in the Indemnified Party’s Losses; provided, however, that the Indemnified Party’s Losses shall not, in connection with any Legal Proceeding or separate but substantially similar Legal Proceedings arising out of the same general allegations, include the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such Legal Proceeding. If the Indemnifying Party does assume the defense of a Third-Party Claim, the Indemnified Party shall have the right to participate in the defense of such Third-Party Claim at its expense; provided, however, that such Indemnified Party shall be entitled to separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. If the Indemnified Party retains its own counsel, the Indemnifying Party shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement with respect to any Third-Party Claim it has assumed the defense of unless such settlement includes an unconditional release of the Indemnified Party for liability arising out of such claim. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to a Third-Party Claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party. In the case of any Third-Party Claim as to which the Holder Representative assumes or conducts the defense of such claim, the reasonable out of pocket costs and expenses of such defense shall be shared on a pro rata basis by the Holders, which pro rata share shall be determined in accordance with the pro rata percentage of the Merger Consideration set forth opposite each Partnership Holder’s name on Updated Exhibit C.

SECTION 12.6. Procedures.

(a) Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to indemnification under this Article XII unless it has duly delivered a written notice to the Holder Representative and the Escrow Agent (in the case of a Partnership Claim asserted by a Parent Indemnified Party), the applicable Holder, the Holder Representative and the Escrow Agent (in the case of an Individual Claim asserted by a Parent Indemnified Party) or the Parent (in the case of a Claim asserted by a Holder Indemnified Party), as applicable, (a “Notice of Claim”), setting forth: (i) a statement that such Indemnified Party believes an indemnification obligation has been triggered or that in good faith that there is or has been a breach of a representation, warranty, covenant or obligation contained in this Agreement, with reference to the specific source of the obligation, representation, warranty, covenant or obligation, and that such Indemnified Party is entitled to be held harmless and indemnified under this Article XII, (ii) a brief description of the circumstances supporting such Indemnified Party’s belief that there is or has been such a breach or payment obligation trigger, (iii) to the extent practicable, a good faith estimate of the aggregate dollar amount of actual and potential Losses for which it is entitled to be indemnified hereunder and that have arisen and may arise as a result of the breach, which may not exceed the Ceiling (the “Claimed Amount”) and (iv) in the event of a Third-Party Claim, a copy of such Third-Party Claim (if available) and a description of the basis for such Third-Party Claim.

(b) If during the 30-Business Day period commencing upon the receipt of a Notice of Claim, the Holder Representative (in the case of a Partnership Claim asserted by a Parent Indemnified Party), the Holder (in the case of an Individual Claim asserted by a Parent Indemnified Party) or the Parent (in the case of a Claim asserted against a Holder Indemnified Party), as applicable, delivers to the Indemnified Party a written response (the “Response Notice”) in which the Holder Representative, Holder or Parent, as applicable, objects to the payment of some or all of the Claimed Amount to such Indemnified Party, then the Holder Representative, Holder or Parent, as applicable, and such Indemnified Party shall attempt in good faith to resolve the dispute.

(c) If the Holder Representative, Holder or Parent, as applicable, and Indemnified Party are unable to resolve the dispute during the 30-day period commencing upon the receipt of the Response Notice by the Indemnified Party, then such dispute (and any other disputes relating to the Claimed Amount or the related Indemnification Claim) shall submitted to, and settled by, arbitration in accordance with the procedures in Section 14.9.

(d) Any Losses payable to a Parent Indemnified Party pursuant to Article XII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnified Parties in the Indemnification Escrow Fund, (A) with respect to a Partnership Claim, from the Partnership Holders, severally and not jointly, on a pro rata basis determined in accordance with the pro rata percentage of the Merger Consideration set forth opposite each Partnership Holder’s name on Updated Exhibit C or (B) with respect to an Individual Claim, by such Holder.

(e) The Parent shall pay Indemnification Claims of Holders, and Partnership Holders shall pay Indemnification Claims of NRP and the Parent (to the extent not satisfied from the Indemnification Escrow Fund) in cash.

SECTION 12.7. Exclusive Remedy; Calculation of Damages. Unless otherwise prohibited by applicable Law (pursuant to statutory or other provisions that cannot be waived by the parties), except for the procedures and remedies set forth in Section 2.1(c) of this Agreement and the provisions of the Escrow Agreement, from and after the Closing, the remedies of the parties specifically provided for in this Article XII shall be the sole and exclusive remedies of the parties for all matters covered or contemplated by this Agreement (including any breach of a representation, warranty or covenant); provided, however, that nothing herein shall limit the right of any party to seek (a) specific performance or injunctive relief in connection with a breach by another party of its obligations under this Agreement or (b) any remedy at law or in equity in cases of fraud. In no event shall any party be liable to any other party for Remote Damages, except to the extent that Remote Damages are awarded in the case of fraud or to the extent such damages are the subject of a Third-Party Claim. For purposes of determining the existence of any inaccuracy in or breach of any representation or warranty and calculating the amount of any Loss with respect thereto, any materiality, Material Adverse Effect or other similar qualifications in the representations and warranties shall be disregarded.

SECTION 12.8. Mitigation; Insurance. To the extent that a party obtains recovery in respect of any Claim for which indemnification is available under this Article XII (an “Indemnification Claim”) from any third parties, such party shall use the funds provided by such recovery (in lieu of funds provided by any other party pursuant to the indemnification provisions of this Article XII) to pay or otherwise satisfy such Indemnification Claims and the amount of any Losses with respect to any Indemnification Claim for which indemnification is available under this Article XII shall be reduced by the amount of such insurance proceeds or other such funds realized or paid to the Indemnified Party. If, after the making of any payment in respect of an Indemnification Claim under this Article XII, the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction will promptly be repaid by the Indemnified Party to the Indemnifying Party. Each party hereto shall take reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses; provided, however, that such Indemnified Person shall not be required to take such efforts if they would be detrimental in any material respect to such Indemnified Person.

SECTION 12.9. Cooperation; Access to Documents and Information. The parties shall cooperate with each other in connection with resolving any Indemnification Claims. Without limiting the generality of the foregoing, any Indemnified Party who desires to assert an Indemnification Claim pursuant to this Agreement shall (i) provide to the Indemnifying Party all documents books, records and other information relating to such Indemnification Claim which are in the possession of the Indemnified Party or its Affiliates or can be obtained by the Indemnified Party without undue cost or expense as promptly as practicable and in any such case are reasonably requested by the Indemnifying Party and (ii) give the Indemnifying Party reasonable access from time to time to the accounting and other appropriate personnel and the independent accountants of the Indemnified Party and its Affiliates in order to permit the Indemnifying Party to obtain information reasonably required to evaluate such Indemnification Claim.

ARTICLE XIII

DEFINITIONS

SECTION 13.1. Certain Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except a Saturday, Sunday or federal holiday.

“Cash Consideration” means the amount of Merger Consideration to which the Cash Holders are entitled as set forth on Updated Exhibit C.

“Cash Holder” means any Partnership Holder identified in Exhibit C hereto as receiving Cash Consideration, including Converted Cash Holders.

“Claim” means any demand, claim, investigation or action that is asserted or arises in a Legal Proceeding or otherwise.

“Closing Cash” means the aggregate amount of the Partnership’s cash and cash equivalents on hand or in bank accounts (including deposits in transit) as of 11:59 P.M. on the day immediately preceding the Closing Date.

“Closing Indebtedness” means the amount of principal and interest outstanding under any Indebtedness of the Partnership immediately prior to Closing.

“Closing Working Capital” means the excess of (i) the current assets of the Partnership (excluding Closing Cash) over (ii) the current liabilities of the Partnership (excluding current maturities of, and interest on, Closing Indebtedness, accrued Transaction Expenses, deferred compensation and accrued expenses for reclamation liabilities), in each case as calculated as of 11:59 P.M. on the day immediately preceding the Closing Date, in accordance with and in a manner consistent with the illustration and principles set forth in Exhibit B, and, to the extent that any determination is not governed by such illustration and principles, in accordance with GAAP applied on a basis consistent with past practice and the principles used in preparation of the Latest Balance Sheet (without giving effect to the transactions contemplated herein, except for the accrual of Transaction Expenses). For purposes of determining current assets and current liabilities, deferred tax assets and deferred tax liabilities will not be taken into account.

“Closing Working Capital Deficiency” means an amount equal the excess, if any, of $17,000,000 over the Closing Working Capital. If there is no such excess, the “Closing Working Capital Deficiency” means zero.

“Closing Working Capital Surplus” means an amount equal the excess, if any, of the Closing Working Capital over $21,000,000. If there is no such excess, the “Closing Working Capital Surplus” means zero.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 7, 2014, between the Partnership and NRP.

“Consent” means any consent, approval or authorization required to be obtained from any Governmental Authority.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, insurance policy or other binding arrangement.

“Copyrights” means United States and foreign copyrights and maskwork rights, whether registered or unregistered, and pending applications to register the same.

“CorEnergy Guaranty” means a guaranty provided by CorEnergy Infrastructure Trust, Inc. of Corridor’s indemnification obligations under Section 12.2.

“Disclosure Schedule” means a disclosure schedule provided by a party to one or more other parties from time to time in connection with this Agreement.

“Employees” means all employees of the Partnership Parties.

“Employment Agreements” means new employment agreements for Colin Oerton, Perry Donahoo, Chad Swallows and Kevin Black and amendments to the employment agreements for Barry J. Fink, Charles Black and Michael McMillan.

“Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement or any other Contract, that the enforcement thereof is or may be subject to the effect of (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction.

“Environmental Assessment” means with respect to the Partnership Assets, Real Properties and the Business (i) the performance of site inspections; (ii) the review and copying of any and all records relating to compliance with or liabilities under any Environmental Law; (iii) interviews with the employees, agents and representatives of the

Partnership Parties who may have knowledge of compliance with or liabilities under any Environmental Law; and (iv) performance of environmental site assessments (including Phase I Environmental Site Assessments, E1527-13, as developed by the American Society of Testing Materials) including compliance reviews, but no sampling, boring, drilling or other invasive investigation activities at, on, under or about the Partnership Assets or the Real Properties unless the Parent obtains written consent from the Partnership Parties in advance of any such sampling, boring, drilling or other invasive activities.

“Environmental Claim” means any notice or Legal Proceeding commenced by or threatened by a Governmental Authority or Person that claims, asserts or alleges the existence of a violation of, or any liabilities arising under or from any Environmental Law or any Environmental Permit.

“Environmental Laws” means any Laws relating to protection of the environment or human health and safety from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, spill or emission of, or regarding the manufacture, processing, production, gathering, transportation, use, treatment, storage or disposal of, any Hazardous Materials and including, but not limited to, mining laws, mine safety laws, occupational health and safety Laws.

“Environmental Permits” means all Permits required under any Environmental Laws for the lawful operation of the Business, Real Property or Partnership Assets.

“Equity Interests” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, and (ii) with respect to any partnership or limited liability company, all partnership or limited liability company interests, units, participations or equivalents of partnership or limited liability company interests of such partnership or limited liability company, however designated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means Deutsche Bank National Trust Company.

“Escrow Amount” means the sum of the value of the Post-Closing Adjustment Escrow Amount, the Indemnification Escrow Amount and the Holder Representative Expenses Escrow Amount.

“Escrowed Cash” means the amount of cash to be delivered by NRP or Parent into the Escrow Account with respect to a particular Cash Holder as specified in Updated Exhibit C.

“Escrowed Units” means the amount of NRP Common Units to be delivered by NRP into the Escrow Account with respect to a particular Rollover Holder as specified in Updated Exhibit C.

“GAAP” means United States generally accepted accounting principles, consistently applied, in effect as of the date of the financial statements to which it refers.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any federal, state, provincial or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

“GP LLC Agreement” means that certain Third Amended and Restated Operating Agreement of the General Partner dated as of April 8, 2010.

“Hazardous Materials” means any contaminant, pollutant, toxic substance, hazardous material, hazardous waste or hazardous chemical as those terms are defined by any Environmental Law, or any other substance that is declared or defined to be hazardous under or pursuant to any Environmental Law, including any petroleum product that is a waste.

“Holder Representative Expenses Escrow Amount” means an amount equal to $250,000.

“Holder Representative Expenses Escrow Fund” means the portion of the Escrow Account in the amount of the Holder Representative Expenses Escrow Amount to be used for payment of any reasonable, documented out-of-pocket costs of the Holder Representative and third-party expenses incurred in the Holder Representative’s performance of its obligations under this Agreement.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including any successor statute).

“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.

“Indebtedness” of any Person means, without duplication, (i) indebtedness of such Person for borrowed money, (ii) amounts owed by such Person as deferred purchase price for property or services, (iii) indebtedness evidenced by notes, debentures or bonds, the payment of which such Person is responsible, (iv) all capitalized lease obligations of such Person as determined under GAAP, (v) issued but uncleared checks or drafts and (vi) any accrued and unpaid interest on the indebtedness described in clauses (i) through (v).

“Indemnification Escrow Amount” means an amount equal to $25,000,000.

“Indemnification Escrow Fund” means the portion of the Escrow Account in the amount of the Indemnification Escrow Amount to be used for payment of any Covered Claim, if applicable.

“Indemnified Party” means a Holder Indemnified Party or a Parent Indemnified Party.

“Indemnifying Party” means (i) the Parent, in the event a Holder Indemnified Party is entitled to indemnification under the terms of this Agreement, (ii) the specified Holder, in the event a Parent Indemnified Party is entitled to indemnification by such Holder for an Individual Claim under the terms of this Agreement or (iii) the Holders, in the event a Parent Indemnified Party is entitled to indemnification for a Partnership Claim under the terms of this Agreement; provided, however, that the Holder Representative shall be entitled to take all actions and make all decisions on behalf of the Holders for purposes of any Partnership Claims.

“Intellectual Property” means all Patents, and any reissues, extensions, divisions, continuations and continuations-in-part; statutory or common law Copyrights; statutory or common law Trademarks and service marks, trade names, logos and slogans, and the goodwill relating thereto; Trade Secrets; confidential information; inventions (whether patentable or not); software; and all registrations and applications for any of the foregoing, in each case owned or licensed by the Partnership Parties and used in the Business.

“Laurel Aggregates” means Laurel Aggregates of Delaware, LLC, a Delaware limited liability company.

“Laurel Terminal” means Laurel Aggregates Terminal Services of Delaware, LLC, a Delaware limited liability company.

“Law” means any federal, state, provincial or local law (including the common law), statute, rule, ordinance, code or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral proceeding, suit, administrative or regulatory investigation, review, audit, citation, summons, subpoena or proceeding of any kind (whether public or private and whether civil, criminal or administrative or otherwise) by or before any court or other Governmental Authority, in law or in equity.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, levy or other similar encumbrance affecting title.

“Material Adverse Effect” means any event, change, effect, circumstance or development (each, an “Event”) that, individually or in the aggregate, has, has had or reasonably could be expected to have a material adverse effect on (i) the Business, assets, liabilities, condition (financial or otherwise) or results of operations of the Partnership Parties or the Business, taken as a whole, or (ii) the ability of the Holders and Partnership Parties to consummate the transactions contemplated by this Agreement by the Outside Date. For the purposes of clause (i) only, any Event resulting or arising from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred: (a) the public announcement of the transactions contemplated hereby, (b) any change in the Laws of general applicability or interpretations thereof by any court or other Governmental Authorities, (c) any change in general economic conditions or in interest rates, (d) any change in commodity prices or any disruption in the capital markets, (e) any change in conditions affecting the aggregates industry generally or any sector thereof, (f) any change in the overall business, results of operations or financial condition of any Holder, or (g) any action or omission of the Partnership or the General Partner expressly contemplated by this Agreement taken with the prior consent of the Parent; provided, however, that the exceptions contained in the foregoing clauses (b), (c), (d) or (e) shall not apply if such Effect has a disproportionate adverse effect on the Partnership Parties or the Business, taken as a whole, as compared to the other participants in the industries or markets in which the Partnership Parties or the Business operates.

“McAsphalt” means McAsphalt, LLC, a Delaware limited liability company.

“McIntosh Construction” means McIntosh Construction Partnership, LLC, a Delaware limited liability company.

“Membership Interests” has the meaning given to such term in the GP LLC Agreement.

“NRP Common Units” has the meaning given to Common Units in the NRP Partnership Agreement.

“NRP Partnership Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of NRP, dated as of September 20, 2010, as amended by that certain First Amendment, dated March 6, 2012.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of May 21, 2007, as amended, by and among the Partnership, the General Partner and the Investors (as defined therein) and Equity Owners (as defined therein).

“Operating Companies” means Laurel Aggregates, Laurel Terminal, Utica, McAsphalt, McIntosh Construction, Southern, Winn Marine, Winn Materials, Winn Materials of Kentucky.

“Order” means any order, judgment, injunction, ruling or decree of any court or other Governmental Authority.

“Ordinary Course of Business” means, with respect to the Partnership Parties, the ordinary course of business contemplated by the current operating plans of the Partnership Parties or consistent with the past custom and practice of the Partnership Parties, including (i) making cash distributions to the holders of Equity Interests, or (ii) incurring expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

“Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation, (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships.

“Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2011, as amended by Amendment No. 1 to the Third Amended and Restated Agreement of Limited Partnership, effective as of August 15, 2013.

“Partnership Assets” means all the assets of the Partnership Parties.

“Partnership Credit Agreement” means the Amended and Restated Revolving Credit and Security Agreement, dated as of June 8, 2012, by and among PNC Bank, National Association, as Lender and Agent, and the Operating Companies, as Borrowers, as the same may be amended, modified, supplemented, replaced or restated from time to time.

“Partnership Expenses” means (a) any fees, commissions or other payments that the Partnership, the General Partner or any Operating Company becomes obligated to pay in connection with or as a result of the consummation of the transactions contemplated by this Agreement that (1) are not reflected as accrued expenses in the Final Balance Sheet and (2) remain unpaid following the final determination and settlement of the Post-Closing Adjustment Amount in accordance with Section 2.1(c)(iv), or (b) all severance payments and benefits that become payable to Marcus C. Dyess pursuant to that certain Employment Agreement entered into as of August 1, 2008 by and between Southern and Mr. Dyess (as such agreement may be amended, restated or otherwise modified from time to time).

“Partnership Holders” means the holders of Partnership Interests.

“Parent’s Knowledge” means the actual knowledge, after reasonable inquiry, of Wyatt Hogan, Dwight Dunlap or Dennis Coker.

“Partnership’s Knowledge” means the actual knowledge, after reasonable inquiry, of Colin Oerton, Perry Donahoo, Barry J. Fink (as it relates to Laurel Aggregates, Laurel Terminal and Utica), Chad Swallows (as it relates to Winn Marine, Winn Materials, Winn Materials of Kentucky, McAsphalt and McIntosh Construction) or Kevin Black (as it relates to Southern).

“Parent Disclosure Schedule” means the Disclosure Schedule delivered by the Parent to the Partnership.

“Partnership Parties” means the General Partner, the Partnership and each of the Operating Companies.

“Patents” means issued United States and foreign patents and pending patent applications, including, without limitation, provisional patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations and extensions.

“Percentage Interest” has the meaning set forth in the Partnership Agreement.

“Permit” means any permit, registration, filing, exemption, consent, license, certificate of inspection or authority, variance, authorization or approval, or any waiver of the foregoing, issued by a Governmental Authority.

“Permitted Lien” means any (i) mechanic’s, materialman’s, warehouseman’s, carrier’s and similar liens for labor, materials or supplies incurred under applicable Law or in the Ordinary Course of Business which (A) are not delinquent or (B) are being contested by appropriate Legal Proceedings and for which appropriate reserves in accordance with GAAP are being maintained, (ii) purchase money security interests arising in the Ordinary Course of Business, (iii) Liens for Taxes, assessments and other governmental levies, fees or charges which are not due and payable or which are being contested by appropriate proceedings, (iv) rights of landlords in respect of any Real Estate Leases made available to the Parent, (v) conditions in any Permit granted or issued by any Governmental Authority or (vi) Liens identified on Schedule 5.18.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

“PNC Bank” means PNC Bank, National Association.

“Post-Closing Adjustment Escrow Amount” means an amount equal to $1,000,000.

“Post-Closing Adjustment Escrow Fund” means the portion of the Escrow Account in the amount of the Post-Closing Adjustment Escrow Amount to be used for payment of Post-Closing Adjustments, if applicable.

“Preferred Units” means the Preferred A Units and the Preferred B Units.

“Preferred A Units” has the meaning set forth in the Partnership Agreement.

“Preferred B Units” has the meaning set forth in the Partnership Agreement.

“Remote Damages” means any exemplary, special or punitive damages and any loss of profits, revenue or income, or loss of business reputation or opportunity or other damage that is not a reasonably foreseeable consequence of a breach, inaccuracy or failure to perform any representation, warranty, covenant, obligation or other agreement.

“Representatives” means, in respect of any Person, such Person’s and its Affiliates’ directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents, other advisors and other representatives acting on such Person’s behalf.

“Rollover Agreement” means, with respect to each Rollover Holder, that certain Contribution and Rollover Agreement, to be executed prior to the Closing, by and between such Rollover Holder and NRP, pursuant to which such Person has agreed to contribute all of such Person’s Units in the Partnership in exchange for equity in NRP rather than exchanging it for Cash.

“Rollover Consideration” means the amount of Merger Consideration to which the Rollover Holders are entitled as set forth on Updated Exhibit C.

“Rollover Holder” means any Partnership Holder identified in Exhibit C hereto as receiving Rollover Consideration.

“Schedule” or “Partnership Disclosure Schedule” means the Disclosure Schedule delivered by the Partnership to the Parent.

“Southern” means Southern Aggregates, LLC, a Delaware limited liability company.

“Special Board Approval” has the meaning given in the Voting Agreement.

“Subordinated Units” means the Class A Subordinated Units and the Class B Subordinated Units, in each case as defined in the Partnership Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person of which the parent, directly or indirectly, owns Equity Interests that (i) represent more than 50% of the total number of outstanding common or other residual Equity Interests (however denominated) of such Person, (ii) represent more than 50% of the total voting power of all outstanding Equity Interests of such Person which are entitled to vote in the election of directors, managers or other persons performing similar functions for and on behalf of such Person, (iii) are entitled to more than 50% of the dividends paid and other distributions made by such Person prior to liquidation or (iv) are entitled to more than 50% of the assets of such Person or proceeds from the sale thereof upon liquidation.

“Tax” means all taxes, levies, imposts and similar assessments paid or payable to a Governmental Authority, including, but not limited to, all net income, gross income, gross receipts, sales, use, value added, services, ad valorem, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupancy or property taxes, together with any interest, penalty or addition to any such tax.

“Tax Return” means any return, report, declaration, estimate, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Trade Secrets” means trade secret rights and other similar rights in confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence and not known to the Partnership’s competitors.

“Trademarks” means United States, state and foreign trademarks and service marks, logos, designs, slogans, product and service names, product descriptions, trade dress, trade names, corporate names, and other trade designations, whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing.

“Transaction Expenses” means (1) the amounts owed to Baker Botts L.L.P. and Wells Fargo Securities, LLC in respect of their professional service and any other out-of-pocket fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred by the Holder, the Partnership Parties or their Affiliates or the Business in connection with the negotiation and consummation of this Agreement and the transactions contemplated by this Agreement; (2) all bonuses or other additional compensation payments payable to officers or Employees in connection with the consummation of this Agreement and the transactions contemplated by this Agreement, including any such payments pursuant to (A) that certain Employment Agreement between the Partnership and Mr. Oerton entered into as of April 8, 2010 and amended as of February 7, 2013 and (B) that certain Employment Agreement between the Partnership and Mr. Donahoo entered into as of November 1, 2010 and as amended as of February 7, 2013, each as may be amended, restated or otherwise modified from time to time; and (3) the Holder Representative Expenses Escrow Amount.

“Unit” has the meaning set forth in the Partnership Agreement.

“Unitholders” means the holders of Units.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Unpaid Closing Indebtedness” means any Closing Indebtedness that (a) was not included in the Pay-Off Letter, (b) was not reflected in the Final Closing Statement and (c) remains unpaid following the final determination and settlement of the Post-Closing Adjustment Amount in accordance with Section 2.1(c)(iv),

“Utica” means Utica Resources LLC, a Delaware limited liability company.

“Voting Agreement” means that certain Second Amended and Restated Voting Agreement, dated as of June 1, 2012, by and among the Partnership, the General Partner and the Investors (as defined therein) and Members (as defined therein).

“Winn Marine” means Winn Marine, LLC, a Delaware limited liability company.

“Winn Materials” means Winn Materials, LLC, a Delaware limited liability company.

“Winn Materials of Kentucky” means Winn Materials of Kentucky, LLC, a Delaware limited liability company.

SECTION 13.2. Other Defined Terms. Each of the terms set forth below has the meaning set forth in the provision set forth opposite such term in the following table:

Term	Provision

Act	Recitals
Agreement	Preamble
Applicable Time	Section 1.2
Baker Botts	Section 14.15
Base Consideration	Section 2.2(a)
Books and Records	Section 7.6(a)
Business	Recitals
Cancelled Interests	Section 1.5(b)
Casualty Loss	Section 9.4
Ceiling	Section 12.4(b)
Certificate of Merger	Section 1.2
Claimed Amount	Section 12.6(a)
Closing	Section 3.1
Closing Adjustment Amount	Section 2.1(b)(ii)
Closing Balance Sheet	Section 2.1(c)(i)
Closing Date	Section 3.1
Closing Statement	Section 2.1(c)(i)
Confidential Information	Confidentiality Agreement
Converted Cash Holder	Section 2.2(c)
Corridor	Preamble
Covered Claims	Section 12.4(a)
DLLCA	Recitals
DOJ	Section 4.4
Disputed Amounts	Section 2.1(c)(iii)
Effect	Section 13.1
Escrow Account	Section 2.4
Escrow Agreement	Section 2.4
Escrow Amount	Section 12.4(b)
Estimated Closing Balance Sheet	Section 2.1(b)(i)
Estimated Closing Statement	Section 2.1(b)(i)
Financial Statements	Section 5.10
FTC	Section 4.4
Fundamental Representations	Section 12.1
General Partner	Preamble
GP Holders	Preamble
Hartz	Preamble
Holder Claim	Section 12.3
Holder Indemnified Parties	Section 12.3
Holder Representative	Section 14.1(a)
Holders	Preamble
Indemnification Claim	Section 12.8
Indemnity Basket	Section 12.4(a)

Term	Provision

Independent Accountant	Section 2.1(c)(iii)
Individual Claim	Section 12.2(a)
Insurance Policies	Section 5.27
Kayne	Preamble
Latest Balance Sheet	Section 5.10
Latest Financial Statements	Section 5.10
Losses	Section 12.2(a)
LP Holders	Preamble
Material Contracts	Section 5.18(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Subsidiary	Preamble
Notice of Claim	Section 12.6(a)
NRP	Preamble
NRP GP	Recitals
NRP GP LLC	Recitals
Outside Date	Section 11.1(e)
Owned Real Property	Section 5.15(a)
Parent	Preamble
Parent Indemnified Parties	Section 12.2(a)
Partnership	Preamble
Partnership Claim	Section 12.2(a)
Partnership Interests	Recitals
Pay-off Letters	Section 7.10(a)
Plan	Section 5.25(a)
Post-Closing Adjustment Amount	Section 2.1(c)(iv)
Pre-Closing Tax Periods	Section 12.2(a)
Pre-Closing Tax Return	Section 8.1(b)
Real Estate Leases	Section 5.15(b)
Real Property	Section 5.15(c)
Real Property Laws	Section 5.15(c)
Reserve Information	Section 5.30
Resolution Period	Section 2.1(c)(ii)
Response Notice	Section 12.6(b)
Review Period	Section 2.1(c)(i)
Scheduled Permits	Section 5.17
Scheduled Personal Property	Section 5.16
Solvent	Section 6.6
Statement of Objections	Section 2.1(c)(ii)
Straddle Period	Section 12.2(a)
Surviving Entity	Section 1.1
Tax Contest	Section 8.4
TCP	Preamble
Third-Party Claim	Section 12.5
Transaction Expense Invoices	Section 7.10
Undisputed Amounts	Section 2.1(c)(iii)

Term	Provision

Unitholder Approval	Recitals
Updated Exhibit C	Section 2.1(b)(i)
Written Unitholder Consent	Recitals
Year-End Financial Statements	Section 5.10

ARTICLE XIV

GENERAL

SECTION 14.1. Holder Representative.

(a) Each Partnership Holder (A) consents to the deposit of the Escrow Amount in the Escrow Account, (B) agrees that the Escrow Amount will be subject to the Merger Consideration adjustment provisions set forth in Article II and to the indemnification provisions set forth in Article XII and, solely with respect to the Rollover Holders, in the Rollover Agreement and (C) designates and appoints TCP to serve as its true and lawful attorney-in-fact and to act as representative of the Partnership Holders (the “Holder Representative”) under this Agreement and, as such, to act as such Partnership Holder’s agent (with full power of substitution) and, unless otherwise specified herein, to take any action on such Partnership Holder’s behalf with respect to any and all matters relating to this Agreement and the transactions contemplated hereby, including, without limitation:

(i) to direct payments from NRP, the Parent and Escrow Agent on behalf of the Partnership Holders;

(ii) to (1) dispute or refrain from disputing, on behalf of such Partnership Holder, any claim made by NRP or the Parent under this Agreement or the Escrow Agreement; (2) negotiate and compromise, on behalf of such Partnership Holder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement or the Escrow Agreement; and (3) execute, on behalf of such Partnership Holder, any settlement agreement, release or other document with respect to such dispute or remedy, provided, however that (1), (2) or (3) shall not apply with respect to an Individual Claim;

(iii) to enforce, on behalf of such Partnership Holder, any claim against NRP or Parent arising under this Agreement or the Escrow Agreement (other than an Individual Claim);

(iv) to engage attorneys, accountants and agents at the expense of the Partnership Holders;

(v) to amend this Agreement (other than this Section 14.1), or any of the instruments to be delivered to NRP or the Parent by such Partnership Holder pursuant to this Agreement or the Escrow Agreement;

(vi) terminate, on behalf of the Partnership Holders, the Voting Agreement and the Omnibus Agreement;

(vii) to have exclusive power and authority to institute legal action or otherwise act on behalf of such Partnership Holder with respect to any claims against NRP or the Parent (including any and all claims for non-payment or claims relating to disbursement of escrowed funds) relating to payment of the Merger Consideration and to control and direct any such claims;

(viii) to give such instructions and to take such action or refrain from taking such action, on behalf of such Partnership Holder, as the Holder Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement and the Escrow Agreement;

(ix) to withhold and set aside from the payments made hereunder or pursuant to the Escrow Agreement, the Holder Representative Expenses Escrow Amount to pay any fees, charges or expenses incurred in connection with the actions and obligations of the Holder Representative as authorized by this Section 14.1;

(x) to determine, in its sole discretion, the time or times when, purpose for, and manner in which any of the above powers conferred upon the Holder Representative shall be exercised, and the conditions, provisions, covenants of any instrument or document that may be executed by the Holder Representative pursuant to this Section 14.1.

The authority conferred upon the Holder Representative shall be irrevocable and coupled with an interest.

(b) NRP, the Parent and the Escrow Agent shall be entitled to conclusively rely on the instructions, decisions and acts of the Holder Representative required, permitted or contemplated to be taken by the Holder Representative hereunder.

(c) All decisions and actions by the Holder Representative, including, without limitation, any agreement between the Holder Representative and the Parent (or any Parent Indemnified Party) relating to indemnification obligations for Partnership Claims under Article XII or any disputes arising hereunder, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Partnership Holders, and no Partnership Holder shall have the right to object, dissent, protest or otherwise contest the same. The Holder Representative shall not incur any liability to any of the Partnership Holders with respect to any action taken or suffered by any Partnership Holder in reliance upon any notice, direction, instruction, consent, statement or other documents believed by the Holder Representative to be genuinely and duly authorized, nor for any other action or inaction taken in its capacity as Holder Representative, including with respect to the indemnification obligations under Article XII, including the defense or settlement of any claims and the making of payments with respect thereto. The Holder Representative may, in all questions arising under this Agreement and the transactions contemplated hereby, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Holder Representative shall not be liable to any of the Partnership Holders. The Holder Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Holder Representative.

(d) The Holder Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Partnership Holder, or the Parent, or any other evidence deemed by the Holder Representative to be reliable, and the Holder Representative shall be entitled to act on the advice of counsel selected by it. The Holder Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of such Partnership Holders as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Partnership Holders, against any and all liability and expense that the Holder Representative may incur by reason of taking or continuing to take any such action.

(e) Each of the Partnership Holders shall (i) indemnify the Holder Representative (in its capacity as such) against and hold the Holder Representative (in its capacity as such) harmless from, any and all Losses which may at any time be imposed upon, incurred by or asserted against the Holder Representative or any member thereof in such capacity in any way relating to or arising out of its action or failure to take action in good faith pursuant to this Agreement (other than Losses arising out of gross negligence) connection herewith in such capacity, and (ii) reimburse the Holder Representative for all costs and expenses incurred on behalf of Partnership Holders in accordance with such Partnership Holder’s pro rata percentage of the Merger Consideration set forth opposite each Partnership Holder’s name on Updated Exhibit C.

(f) The Holder Representative shall instruct the Parent and the Escrow Agent that the amounts to be distributed to or for the benefit of the Holders pursuant to this Agreement or the Escrow Agreement (other than the Merger Consideration to be paid at the Closing, which shall be distributed in accordance with Section 2.2) shall be distributed as follows:

(i) first, to itself from the Holder Representative Expenses Escrow Fund to pay any fees, charges or other expenses in accordance with Section 14.1(a)(ix); and

(ii) second, such amount less any amounts distributed pursuant to Section 14.1(f)(i), to the Cash Holders and Rollover Holders in accordance with each Partnership Holder’s pro rata percentage of the Merger Consideration, as set forth opposite such Partnership Holder’s name on Updated Exhibit C.

(g) The agreements in this Section 14.1 shall survive termination of this Agreement.

SECTION 14.2. Amendments. This Agreement may only be amended, modified or supplemented by an instrument in writing executed by each of the parties hereto, subject to Section 14.1(a)(v).

SECTION 14.3. Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

SECTION 14.4. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile transmission or recognized international overnight courier to the parties at the following addresses (or at such other address for any party as shall be specified by like notice); provided, that notices of a change of address shall be effective only upon receipt thereof. Notices sent by facsimile transmission shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the Business Day following delivery to the courier.

(a)	If to any Partnership Holder or the Holder Representative, to:

TCP VantaCore SPV, LLC

c/o Trilantic Capital Partners

375 Park Avenue

New York, New York 10152

Attn: M. Christopher Murphy

Facsimile: (646) 368-6970

With copies (which shall not constitute effective notice) to:

Latham Watkins LLP

811 Main St.

Suite 3700

Houston, TX 77002

Attn: Christopher C. Little

Facsimile:

Andrews Kurth LLP

1350 I Street, NW

Suite 1100

Washington, DC 20005

Attn: William J. Cooper

Facsimile: (202) 662-2739

(b)	If to the General Partner or the Partnership (prior to Closing), to:

VantaCore Partners LP

1600 Market Street, 38th Floor

Philadelphia, PA 19103

Attn: Colin Oerton

Facsimile: (215) 751-9388

With a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, TX 78701

Attn: Mollie Duckworth

Facsimile: (512) 322-8362

(c)	If to NRP, the Parent or to the Surviving Entity, to:

Natural Resource Partners L.P.

601 Jefferson Street, Suite 3600

Houston, Texas 77002

Attn: Wyatt Hogan, Executive Vice President

Kathryn Wilson, Vice President and General Counsel

Facsimile: (713) 751-7517

With a copy (which shall not constitute effective notice) to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103

Attn: Caroline Blitzer Philips

Facsimile: (917)-849-5317

SECTION 14.5. Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and the Indemnified Parties (with respect to the provisions of Article XII), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no other Person shall be deemed a third-party beneficiary under or by reason of this Agreement.

SECTION 14.6. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

SECTION 14.7. Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits hereto, and the documents and instruments executed and delivered in connection herewith), the Confidentiality Agreement and the Rollover Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Disclosure Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

SECTION 14.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice-of-law rules that would require the application of the laws of another jurisdiction.

SECTION 14.9. Consent to Jurisdiction; Waiver of Jury Trial.

(a) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HOUSTON, TEXAS OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR

INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES THERETO TO OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 14.10. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby; provided, however, that Parent and the Holders shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

SECTION 14.11. Survival. Except as otherwise set forth in this Agreement, the representations and warranties made in this Agreement or in any agreement, certificate or other document executed in connection herewith shall not survive the Closing.

SECTION 14.12. Release of Information. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with, and agreement of, the other parties, except for any legally required communication by any party and then only with prior consultation with the other party.

SECTION 14.13. Disclosure Schedules. For purposes of the representations and warranties of each party contained herein, disclosure in any section of a Disclosure Schedule delivered by such party of any facts or circumstances shall be deemed to be adequate disclosure of such facts or circumstances with respect to all other representations or warranties made by such party, whether or not such disclosure specifically identifies or purports to respond to one or more of such other representations and warranties, if it is reasonably apparent that such disclosure pertains to the subject matter of such other representations and warranties. Any information provided in a Disclosure Schedule is solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations or warranties of the party providing the Disclosure Schedule pursuant to this Agreement. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

SECTION 14.14. Certain Rules of Construction. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years or (b) any reference to a “Section,” “Article” or “Exhibit” shall be deemed to refer to a section or article of this Agreement, a Disclosure Schedule or an exhibit attached to this Agreement. Unless the context otherwise requires, the words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

SECTION 14.15. Waiver of Conflicts. The Parent, the General Partner and the Partnership agree that, notwithstanding any current or prior representation of the General Partner or the Partnership by Baker Botts L.L.P. (“Baker Botts”), Baker Botts shall be allowed to represent any Holder, the Holder Representative or any of their respective Affiliates in any matters and disputes (or any other matter), including in any matter or dispute adverse to the Parent, the General Partner, the Partnership or the Surviving Entity that either is existing on the Closing Date or that arises in the future and relates to this Agreement and the transactions contemplated hereby. Each of the Parent, Merger Subsidiary (on behalf of itself and the Surviving Entity), the General Partner and the Partnership hereby (i) waives any claim that any of them have or may have that Baker Botts has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, in the event that a dispute arises after the Closing between the Parent or the Surviving Entity, on the one hand, and any Holder, the Holder Representative or any of their Affiliates, on the other hand, Baker Botts may represent such Holder, the Holder Representative or Affiliate in such dispute even though the interests of such Holder, the Holder Representative or Affiliate may be directly adverse to the Parent or the Surviving Entity and even though Baker Botts may have represented the General Partner or the Partnership in a matter substantially related to such dispute, or may be handling ongoing matters for the General Partner or the Partnership at any time prior to the Closing. The Parent (on behalf of itself and the Surviving Entity), the General Partner and the Partnership each further agree that any and all documents in Baker Botts’ files relating to this Agreement, the transactions contemplated hereby, any offers or indications of interest relating to the General Partner or the Partnership or its assets or otherwise relating to periods prior to the Closing shall be the property of and shall be retained by Baker Botts and shall not be delivered to the General Partner, the Partnership, the Surviving Entity, or the Parent.

SECTION 14.16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

PARTNERSHIP:

VANTACORE PARTNERS LP, a Delaware limited partnership

By:	VantaCore LLC,
its general partner

By:	/s/ Colin A. Oerton
Name:	Colin A. Oerton
Title:	Chief Executive Officer

GENERAL PARTNER:

VANTACORE LLC, a Delaware limited liability company

By:	/s/ Colin A. Oerton
Name:	Colin A. Oerton
Title:	Chief Executive Officer

HOLDER REPRESENTATIVE:

TCP VANTACORE SPV, LLC

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	Vice President

HOLDERS:

VANTACORE, LLC

By:	/s/ Colin A. Oerton
Name:	Colin A. Oerton
Title:	Chief Executive Officer

TCP VANTACORE SPV, LLC

By:	/s/ Christopher R. Manning
Name:	Christopher R. Manning
Title:	Vice President

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By:	/s/ Ron Logan
Name:	Ron Logan
Title:	Senior Vice President

CORRIDOR PRIVATE HOLDINGS, INC.

By:	/s/ David J. Schulte
Name:	David J. Schulte
Title:	President

HARTZ ALTERNATIVE INVESTMENTS, LLC

By:	/s/ Ronald J. Bangs
Name:	Ronald J. Bangs
Title:	Chief Operating Officer

NRP:

NATURAL RESOURCE PARTNERS L.P.,

By:	NRP (GP) LP,
its general partner

By:	GP Natural Resources Partners LLC,
its general partner

By:	/s/ Wyatt L. Hogan
Name:	Wyatt L. Hogan
Title:	Executive Vice President

PARENT:

NRP (OPERATING) LLC,

By:	/s/ Wyatt L. Hogan
Name:	Wyatt L. Hogan
Title:	Executive Vice President

MERGER SUBSIDIARY:

RUBBLE MERGER SUB, LLC,

By:	/s/ Wyatt L. Hogan
Name:	Wyatt L. Hogan
Title:	Executive Vice President